Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-175741

PALADIN REALTY INCOME PROPERTIES, INC.
SUPPLEMENT NO. 3 DATED MAY 29, 2012
TO THE PROSPECTUS DATED JANUARY 24, 2012

This Supplement No. 3 supplements, and should be read in conjunction with, our prospectus dated January 24, 2012. This Supplement No. 3 supersedes and replaces Supplement No. 1 dated March 16, 2012 and Supplement No. 2 dated April 27, 2012. The purpose of this Supplement No. 3 is to disclose:

•	the status of our public offerings;
•	a description of our current portfolio;
•	selected financial data;
•	information regarding our distributions;
•	our performance — funds from operations and modified funds from operations;
•	our property performance — net operating income;
•	information regarding share redemptions;
•	the resignation of Whitney A. Greaves from Paladin Realty Advisors and Paladin Realty Partners;
•	update to how to subscribe;
•	updates to risk factors;
•	updates to estimated use of proceeds;
•	update to investment objectives and criteria;
•	fees and reimbursements paid to our advisor and its affiliates;
•	updated “Prior Performance Summary” disclosure in the prospectus;
•	updated prior performance tables;
•	an amended subscription agreement;
•	an update to the “Experts” section of the prospectus;
•	our quarterly report on Form 10-Q for the quarter ended March 31, 2012; and
•	information regarding documents incorporated by reference into this prospectus supplement.

Status of Our Public Offerings

Status of Our Public Offering

We commenced our second follow-on offering of $725,000,000 in shares of common stock on January 24, 2012. Of these shares, we are offering $650,000,000 in our primary offering and $75,000,000 pursuant to our distribution reinvestment plan. Concurrently with the commencement of our second follow-on offering, we terminated our first follow-on offering. As of May 18, 2012, we had received and accepted subscriptions in our offerings for an aggregate of 8,211,644 shares of our common stock, or $81,233,213, including shares issued under our distribution reinvestment plan. As of May 18, 2012, 72,449,240 shares remained available for sale to the public under our second follow-on offering, including shares available under our distribution reinvestment plan.

Our Current Portfolio

We were formed to invest in a diverse portfolio of high quality investments, focusing primarily on investments that produce current income including apartments, office buildings, industrial buildings, shopping centers and hotels. As of March 31, 2012, our property investments consisted of 12 multi-family apartment communities with a total of 2,953 apartment units and two office buildings. The following table provides general information regarding these properties as of March 31, 2012:

	Property Type	Total Market	Investment (1)	Net Rentable Area (sq ft)/ Units		Occupancy (2)	Percentage Equity Ownership (3)
Multi-family Communities
Champion Farms Apartments	Residential Apartments	Louisville, KY	$4,790,264	264 units		94.3%	70.0%
Fieldstone Apartments	Residential Apartments	Woodlawn, OH	$5,143,946	266 units	(4)	88.7%	83.0%
Pheasant Run Apartments	Residential Apartments	Lee’s Summit, MO	$2,642,146	160 units		96.9%	97.5%
Pinehurst Apartment Homes	Residential Apartments	Kansas City, MO	$2,440,596	146 units		93.2%	97.5%
The Retreat Apartments	Residential Apartments	Shawnee, KS	$3,047,896	342 units		96.2%	97.5%
Hilltop Apartments	Residential Apartments	Kansas City, MO	$1,100,191	124 units		93.6%	49.0%
Conifer Crossing	Residential Apartments	Norcross, GA	$4,755,191	420 units		91.0%	42.5%
Lofton Place Apartments	Residential Apartments	Tampa Bay, FL	$3,000,000	280 units		98.2%	60.0%
Beechwood Gardens Apartments	Residential Apartments	Philadelphia, PA	$2,550,000	160 units		95.8%	82.3%
Stone Ridge Apartments	Residential Apartments	Columbia, SC	$1,850,000	191 units		95.3%	68.5%
Coursey Place Apartments	Residential Apartments	Baton Rouge, LA	$5,000,000	352 units		91.8%	51.7%
Pines of York Apartments	Residential Apartments	Yorktown, VA	$4,753,809	248 units		83.5%	90.0%
Office
Two and Five Governor Park (5)	Office Buildings	San Diego, CA	$2,500,000	75,518 sq. ft.		100.0%	47.7%

(1)	Total investment includes our share of the purchase price for the property plus due diligence costs and closing costs paid by the joint venture, not including our share of the debt on the property.

(2)	Occupancy as of March 31, 2012. Includes all leased space including space subject to master leases.

(3)	Ownership interest in joint venture as of March 31, 2012.

(4)	As originally constructed, the property had 266 units, 22 of which were damaged by a fire on February 20, 2011. The damaged units are being rebuilt and are expected to be available for occupancy in June 2012.

(5)	This investment consists of two office buildings.

The table below provides summary information regarding our 14 income-producing properties by location as of March 31, 2012:

State		Property Investments
	Number	As a Percentage of Aggregate Investment

California	2	6%
Florida	1	7%
Georgia	1	11%
Kansas	1	7%
Kentucky	1	11%
Louisiana	1	11%
Missouri	3	14%
Ohio	1	12%
Pennsylvania	1	6%
South Carolina	1	4%
Virginia	1	11%
TOTAL	14	100%

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For each of our 12 multi-family investments, the table below provides the occupancy rate and the average effective monthly rent per unit for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, and for the three months ended March 31, 2012, for the periods during which we owned such properties:

	Year	Year	Year	Year	Year	Three months
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	March 31,
Property	2007	2008	2009	2010	2011	2012
Champion Farms Apartments
Occupancy	93.6%	87.1%	92.8%	92.4%	90.5%	94.3%
Average Effective Monthly Rent per Unit	$713	$746	$743	$746	$787	$788
Fieldstone Apartments
Occupancy	97.4%	94.4%	92.9%	94.4%	86.8%	88.7%
Average Effective Monthly Rent per Unit	$791	$807	$797	$783	$777	$790
Pheasant Run Apartments
Occupancy	88.8%	93.1%	95.6%	96.3%	97.5%	96.9%
Average Effective Monthly Rent per Unit	$617	$665	$605	$638	$647	$653
Pinehurst Apartment
Homes Occupancy	96.6%	88.4%	91.8%	91.8%	95.2%	93.2%
Average Effective Monthly Rent per Unit	$622	$646	$620	$636	$630	$631
Retreat Apartments
Occupancy	—	87.1%	91.5%	92.7%	100%	96.2%
Average Effective Monthly Rent per Unit	—	$583	$539	$541	$574	$586
Hilltop Apartments
Occupancy	—	91.9%	91.1%	85.5%	93.5%	93.6%
Average Effective Monthly Rent per Unit	—	$512	$509	$536	$518	$468
Conifer Crossing
Occupancy	—	82.4%	92.1%	95.0%	93.1%	91.0%
Average Effective Monthly Rent per Unit	—	$780	$704	$745	$776	$768
Lofton Place Apartments
Occupancy	—	—	91.8%	95.7%	96.8%	98.2%
Average Effective Monthly Rent per Unit	—	—	$782	$791	$839	$843
Beechwood Gardens Apartments
Occupancy	—	—	95.0%	96.3%	95.6%	95.8%
Average Effective Monthly Rent per Unit	—	—	$830	$827	$832	$847
Stone Ridge Apartments
Occupancy	—	—	—	—	94.8%	95.3%
Average Effective Monthly Rent per Unit	—	—	$—	$—	$540 (1)	$551
Coursey Place Apartments
Occupancy	—	—	—	—	90.6%	91.8%
Average Effective Monthly Rent per Unit	—	—	$—	$—	$1,001 (2)	$997
Pines of York Apartments
Occupancy	—	—	—	—	87.9%	83.5%
Average Effective Monthly Rent per Unit	—	—	$—	$—	$904 (3)	$890

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(1)	We acquired our interest in Stone Ridge Apartments on March 31, 2011.

(2)	We acquired our interest in Coursey Place Apartments on July 28, 2011.

(3)	We acquired our interest in Pines of York Apartments on November 16, 2011.

The leases for our multi-family investments generally have terms of six, nine or twelve months.

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For our commercial properties, the table below provides the occupancy rate and the average effective annual rent per square foot for each of the years ended December 31, 2007, 2008, 2009, 2010 and 2011, and for the three months ended March 31, 2012, for the periods during which we owned such properties:

	Year Ended	Year Ended		Year Ended		Year Ended		Year Ended		Three Months Ended
	December 31,	December 31,		December 31,		December 31,		December 31,		March 31,
Property	2007	2008		2009		2010		2011		2012
Two and Five Governor Park
Occupancy	—	100.0	%(1)	100.0	%(1)	100.0	%(1)	100.0	%(1)	100.0	%(1)
Average Effective Annual
Rent per Square Foot	—	$26.52	(2)	$23.88	(2)	$24.77	(2)	$25.99	(2)	$26.35	(2)

(1)	These buildings are 100.0% leased including the master lease. The buildings are 100% leased to third party tenants.

(2)	The average effective monthly rent per square foot only reflects leases to third parties and does not include the master lease.

The following is a schedule of third party lease expirations and related information for each of the six years ending 2017 for our two office buildings as of March 31, 2012. For this investment, there are no leases expiring after 2017.

Year	Number of Tenants Whose Leases Are Expiring	Total Square Feet Covered by Such Leases	Annual Rent Represented By Such Leases	Percentage of Gross Annual Rent Represented by Such Leases
2012	3	3,802	$97,447	4.9%
2013	5	11,896	$331,286	16.6%
2014	9	47,712	$1,254,614	62.8%
2015	2	5,503	$132,189	6.6%
2016	1	3,075	$89,298	4.5%
2017	1	3,956	$92,570	4.6%
Total	21	75,944	$1,997,406	100.0%

Selected Financial Data

The following selected financial data should be read with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the notes thereto incorporated by reference into the prospectus. Our historical results are not necessarily indicative of results for any future period.

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The following tables present summarized consolidated financial information, including statement of operations data and balance sheet data in a format consistent with our consolidated financial statements.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Operating Data:
Revenues	$7,394,346	$5,214,191	$24,197,962	$20,048,939	$15,344,761	$11,589,811	$5,595,622
Loss before equity in earnings and noncontrolling interests	(594,268)	(999,754)	(5,080,018)	(4,087,665)	(6,337,842)	(2,689,447)	(1,627,801)
Equity in earnings from real estate joint venture	-	28,151	169,947	83,519	81,153	88,224	83,896
Noncontrolling interests	122,929	265,248	926,703	1,178,012	1,784,767	242,673	219,437
Net loss attributable to Company	(471,339)	(705,858)	(3,983,368)	(2,826,134)	(4,471,922)	(2,358,550)	(1,324,468)
Net loss per common share (basic and diluted)	(0.06)	(0.14)	(0.66)	(0.59)	(1.09)	(0.73)	(0.75)
Distributions declared per common share	0.15	0.15	0.60	0.60	0.60	0.60	0.60
Weighted average number of common shares outstanding (basic and diluted)	7,293,887	5,211,687	6,061,726	4,787,071	4,086,673	3,219,095	1,758,564

	As of March 31,	As of December 31,
	2012	2011	2010	2009	2008	2007
Balance Sheet Data:
Total assets	$221,519,164	$221,521,688	$157,717,875	$160,931,602	$136,066,319	$64,863,407
Mortgages payable	168,717,574	168,924,800	121,134,455	121,365,972	98,729,308	43,879,125
Total real estate, net	205,925,644	206,945,227	149,009,964	152,628,325	125,746,514	55,763,626

Information Regarding our Distributions

We pay distributions on a monthly basis. Since January 2006, for the month ended December 31, 2005, we have paid a 6.0% per year distribution. We paid $1,072,143 in distributions for the three months ended March 31, 2012, of which $572,025 was paid in cash and $500,118 was paid through the distribution reinvestment plan in the form of additional shares issued.

Period	Distributions Declared	Distributions Paid			Cash Flow from Operations	Funds from Operations
		Cash	DRIP	Total
Three Months Ended March 31, 2012	$1,091,240	$572,025	$500,118	$1,072,143	$874,801	$633,049
Year Ended December 31, 2011	$3,750,262	$1,784,862	$1,750,485	$3,535,347	$236,501	$205,885
Inception through March 31, 2012	$13,694,417	$6,000,080	$6,956,648	$12,956,648	$3,256,336	$120,510

Paladin Advisors has paid expenses on our behalf, and Paladin Advisors has deferred the reimbursement of a portion of these expense payments and from time to time has deferred certain other fees owed to it. The repayment of these deferred expenses has impacted, and may continue to impact our ability to pay distributions from cash flow from operations or at all. During 2011, in accordance with the Advisory Agreement, we reimbursed Paladin Advisors $575,000 of previously accrued general and administrative expenses. These reimbursements have reduced our cash flow provided by operating activities and therefore our ability to fund distributions therefrom.

For the three months ended March 31, 2012, Paladin Advisors and its affiliates had incurred on our behalf $15,831 in general and administrative expenses and for which we reimbursed Paladin Advisors $15,831.

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We are reliant on Paladin Advisors to support our activities currently because of our small size. As we continue to grow by selling shares in our Second Follow-On Offering and by making additional investments, we expect to be able to finance our operations without advances from and deferrals of fees otherwise payable to Paladin Advisors; however, as described above, we may not be able to continue to pay distributions at the rate we currently pay or at all.

The amount of distributions to be distributed to our stockholders in the future will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions (including whether Paladin Advisors continues to pay expenses and/or defer reimbursement of expense payments or fees), our financial condition, capital expenditure requirements, annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code, and any limitations imposed by the terms of indebtedness we may incur and other factors.

Our Performance — Funds from Operations and Modified Funds from Operation

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as Funds from Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net income or loss as defined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. On October 31, 2011, NAREIT issued updated guidance with respect to the definition of FFO and reiterated that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and impairment write-downs plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Prior to the October 31, 2011 issuance of the updated guidance, we included asset impairment write-downs in the definition of FFO. Because we did not recognize any asset impairment changes for the years ended December 31, 2011, 2010 or 2009, the change in the definition of FFO based on this updated guidance did not have any impact on our reported FFO figures below. During the year ended December 31, 2011, management adjusted the way it measures FFO by adjusting the calculation of depreciation attributable to non-controlling interests to be consistent with the method in which income is distributed to the controlling and non-controlling members, in accordance with the respective partnership agreements. As a result, FFO for the year ended December 31, 2010 was increased by $131,789 and FFO for the year ended December 31, 2009 was increased by $152,899 to make those figures comparative to the current period.

The historical accounting convention used for real estate requires a straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Factors that impact FFO include non-cash GAAP income and expenses, one-time non-recurring costs, timing of acquisitions, yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. Furthermore, FFO should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions and should be reviewed in connection with other measures as an indication of our performance. Nonetheless, our FFO reporting complies with NAREIT’s policy described above.

Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-operating items included in FFO, as defined, such that management, investors and analysts have considered FFO to be insufficient as a singular financial performance measure. Thus, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the Investment Program Association, or IPA. As defined by the IPA, MFFO excludes from FFO the following items:

(1)	Acquisition fees and expenses;

(2)	Straight-line rent amounts, both income and expense;

(3)	Amortization of above or below market intangible lease assets and liabilities;

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(4)	Amortization of discounts and premiums on debt investments;

(5)	Gains or losses from the early extinguishment of debt;

(6)	Gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations (unrealized gains and losses on hedges and foreign currency transactions, as well as any other cash flow adjustments, are adjustments made to net income in calculating cash flows provided by (used in) operating activities);

(7)	Gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;

(8)	Gains or losses related to consolidation from, or deconsolidation to, equity accounting;

(9)	Gains or losses related to contingent purchase price adjustments; and

(10)	Adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We believe that MFFO, with these adjustments, is helpful in evaluating how our portfolio might perform after our acquisition stage and, as a result, may provide an indication of the sustainability of our distributions in the future. MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions. MFFO should be reviewed in connection with other GAAP measurements. As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations:

Acquisition costs: In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiates costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for these types of investments were capitalized; however, beginning in 2009, acquisition costs related to business combinations are expensed. We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of our real estate investments and is consistent with management’s analysis of the investing and operating performance of our properties.

In addition, all paid and accrued acquisition fees and expenses are characterized as operating expenses under GAAP and are included in the determination of net income and income from operations, both of which are performance measures under GAAP. Such acquisition fees and expenses are paid in cash and therefore will not be available to distribute to stockholders and may negatively impact our operating performance during the period in which properties are acquired and negatively impact the total return to stockholders, the potential for future distributions to stockholders and cash flows generated by us. Thus, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired.

An MFFO calculation that excludes acquisition costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have operating characteristics to ours. In the event there are no further proceeds from the sale of shares in an offering to fund future acquisition fees and expenses, such fees and expenses paid or reimbursed to our advisor will not be repaid to us and therefore we will need to pay such fees and expenses from either additional debt, earnings from our operations or operating cash flow, net proceeds from the sale of properties, or from ancillary cash flows.

The continued acquisition of properties, and the expenses incurred in connection with such acquisitions, is a key operational feature of our business plan to generate income from our operating activities and cash flow in order to make distributions to our stockholders.

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The following is the calculation of FFO for each of last four quarters ended March 31, 2012.

	Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Net loss	$(594,268)	$(1,848,324)	$(1,559,962)	$(530,182)
Add: Noncontrolling interests	122,929	190,129	298,583	172,243
Net loss attributable to Company	$(471,339)	$(1,658,195)	$(1,261,379)	$(357,939)

Net loss	$(594,268)	$(1,848,324)	$(1,559,962)	$(530,182)
Depreciation and amortization — consolidated entities	1,643,531	1,599,755	1,449,448	1,262,235
Depreciation and amortization — unconsolidated entities	-	-	-	-

Less:
Gain on sale of real estate joint venture	-	-	-	(168,657)

FFO	1,049,263	(248,569)	(110,514)	564,994

Less:
Noncontrolling interests	(416,214)	(75,193)	32,374	(143,538)

FFO attributable to Company	$633,049	$(323,762)	$(78,140)	$421,456

Other adjustments
Acquisition costs	-	662,412	522,271	17,224

MFFO	$633,049	$338,650	$444,131	$438,680

Net loss per share - basic	$(0.06)	$(0.24)	$(0.20)	$(0.06)
Net loss per share - diluted	$(0.06)	$(0.24)	$(0.20)	$(0.06)
FFO per share - basic	$0.09	$(0.05)	$(0.01)	$0.07
FFO per share - diluted	$0.09	$(0.05)	$(0.01)	$0.07
MFFO per share - basic	$0.09	$0.05	$0.07	$0.08
MFFO per share - diluted	$0.09	$0.05	$0.07	$0.08
Weighted average number of shares outstanding — basic	7,293,887	6,872,723	6,390,060	5,750,573
Weighted average number of shares outstanding — diluted	7,293,887	6,872,723	6,390,060	5,750,573

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Our Property Performance — Net Operating Income

Our net operating income for the three months ended March 31, 2012 and for the years ended December 31, 2011 and 2010 were $4,002,337, $12,856,929 and $10,372,113, respectively.

We consider net operating income to be an appropriate supplemental performance measure because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property, such as depreciation, interest expense, interest income and general and administrative expenses. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate investment community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. We believe that the line on our consolidated statements of operations entitled “Net loss attributable to Company” is the most directly comparable GAAP measure to net operating income. The following table is a reconciliation of net operating income to our reported net loss attributable to the Company for the three months ended March 31, 2012 and for the years ended December 31, 2011 and 2010:

	Three Months Ended March 31,	Year Ended December 31,	Year Ended December 31,
	2012	2011	2010
Net operating income	$4,002,337	$12,856,929	$10,372,113
Equity in earnings of real estate joint venture	-	169,947	83,519
Interest income	2,766	15,603	9,695
Depreciation and amortization expenses	(1,643,531)	(5,520,412)	(5,258,133)
Interest expense, including amortization of deferred loan costs	(2,527,219)	(8,681,144)	(7,624,089)
General and administrative expenses	(428,621)	(2,056,231)	(1,587,251)
Noncontrolling interests	122,929	926,703	1,178,012
Acquisition costs	-	(1,694,760)	-

Net loss attributable to Company	$(471,339)	$(3,983,368)	$(2,826,134)

Information Regarding Share Redemptions

During the year ended December 31, 2011, we received requests to redeem 167,705 shares of common stock, of which we redeemed 190,349 shares of common stock for approximately $1,765,375, or $9.30 per share, the redemption price set forth in our share redemption plan. We funded these redemptions exclusively from proceeds we received in our distribution reinvestment plan. For the same period, due to the limitations of our program, we were not able to redeem 63,659 shares of common stock. During the year ended December 31, 2010, we received additional requests to redeem 139,511 shares of common stock net of withdrawals of redemption requests. During the year ended December 31, 2010, we redeemed 155,469 shares of common stock for approximately $1,451,386, or $9.30 per share. We funded these redemptions exclusively from proceeds we received in our distribution reinvestment plan.

During the quarter ended March 31, 2012, we received additional requests to redeem 79,430 shares of common stock. During the quarter ended March 31, 2012, we redeemed 54,297 shares of common stock for approximately $501,704, or $9.30 per share.

As of May 18, 2012, there were 55,505 shares which had previously been submitted for redemption but had not yet been redeemed. Pursuant to the terms of our share redemption program and subject to available funding from proceeds received in our distribution reinvestment plan, we will redeem the remaining shares requested with funds received from our distribution reinvestment plan in subsequent months.

Resignation of Whitney A. Greaves

On February 23, 2012, Whitney A. Greaves provided notice of her resignation as Vice President of Paladin Realty Advisors, LLC, the advisor to Paladin Realty Income Properties, Inc. (the “Company”), as well as Managing Director of Paladin Realty Partners, LLC, the Company’s sponsor and the managing member of Paladin Realty Advisors, LLC, effective as of March 15, 2012. Ms. Greaves’ responsibilities have been assumed by James R. Worms and Jay G. Hartman. The biographies of Messrs. Worms and Hartman are contained in the Prospectus on pages 62 and 69, respectively.

Update to How to Subscribe

The fourth bullet under the heading “How to Subscribe” is removed and replaced in its entirety with the following:

•	By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he meets the suitability standards as stated in this prospectus and agrees to be bound by all of its terms, as well as the terms and conditions of the Paladin Realty Income Properties, Inc. Charter and Bylaws. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Update to Question and Answers section

The question with the following heading set forth below is hereby revised to read as follows:

Q: Who will select your investments?

A: Paladin Advisors is our advisor and, as such, supervises and manages our day-to-day operations and will select our real property investments and real estate related investments, subject to oversight by our board of directors. James R. Worms, Michael B. Lenard, John A. Gerson and Jay Hartman, all of whom, except for Mr. Hartman, are also our officers, are the senior officers of Paladin Advisors who will manage its operations and have primary responsibility for selecting our investments.

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Updates to Risk Factors

The cover page risk factors are revised to remove the fourth bullet risk factor in its entirety and replace it with the following:

•	The amount of distributions we may make, if any, is uncertain. Our distributions may exceed our available cash flow, particularly during the period before we have substantially invested the net proceeds from this offering. We may borrow funds, issue new securities or sell assets to make distributions and there is no cap on the amount of offering proceeds that can be used for this purpose, which could reduce the amount of offering proceeds to fund our operations.

The “Questions and Answers About This Offering” section of the prospectus has been revised to remove the fourth bullet under the sixth Question and Answer in its entirety and replace it with the following:

•	The amount of distributions we may make, if any, is uncertain. Our distributions may exceed our available cash flow, particularly during the period before we have substantially invested the net proceeds from this offering. We may borrow funds, issue new securities or sell assets to make distributions and there is no cap on the amount of offering proceeds that can be used for this purpose, which could reduce the amount of offering proceeds to fund our operations.

The “Prospectus Summary” section of the prospectus is revised to add the following section after the heading “Our Management:”

•	No public market exists for our shares of common stock. Our shares cannot be readily sold, and if you are able to sell your shares, you would likely have to sell them at a substantial discount.

•	We have experienced annual net losses which could adversely impact our ability to conduct operations and make investments.

•	The offering price for our shares was not established on an independent basis and bears no relationship to the net value of our assets.

•	The amount of distributions we may make, if any, is uncertain. Our distributions may exceed our available cash flow, particularly during the period before we have substantially invested the net proceeds from this offering. We may borrow funds, issue new securities or sell assets to make distributions and there is no cap on the amount of offering proceeds that can be used for this purpose, which could reduce the amount of offering proceeds to fund our operations.

•	To date, our distributions declared and paid have constituted a return of capital and portions of distributions we make in the future may also represent a return of capital, which will reduce your tax basis in our shares.

•	We have a limited operating history and there is no assurance that we will be able to achieve our investment objectives.

•	We have only made limited investments to date and therefore you will not have the opportunity to evaluate most of our investments prior to purchasing shares.

•	We pay substantial fees to our advisor, which were not determined on an arm’s-length basis. Our advisor faces conflicts of interest as a result of compensation arrangements, time constraints, and competition for investments and for tenants, which could result in actions which are not in your best interests.

•	This is a “best efforts” offering; if we are unable to raise substantial funds, then we will be limited in the number and type of investments we may make.

•	We are the first publicly-offered investment program sponsored by Paladin Realty Partners, LLC. You should not assume that the prior performance of privately-held programs sponsored by our sponsor will be indicative of our future results.

•	We may not be able to continually satisfy the requirements to be taxed as a REIT. If we lose our REIT status, it would adversely impact our operations and ability to make distributions.

The “Risk Factors” section of the prospectus is revised to remove the sixth risk factor under “Risks Related to Our Business,” move it to the eighth risk factor under “Investment Risks” and replace it in its entirety with the following:

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To date, cash flows from operations have been insufficient to pay our operating and administrative expenses and to cover the distributions we have paid and/or declared. In order to permit us to pay distributions to our stockholders, we have used cash distributions from our investments and offering proceeds and Paladin Advisors has paid expenses on our behalf and deferred the reimbursement of such expense payments and its receipt of fees we owe Paladin Advisors. We cannot assure our stockholders that in the future we will be able to achieve cash flows necessary to pay both our operating and administrative expenses and distributions at our historical per share amounts, or to maintain distributions at any particular level, if at all.

Because our cash flows from operations have been insufficient to pay our operating and administrative expenses and the distributions we have paid or declared to our stockholders through March 31, 2012, we cannot assure our stockholders that we will be able to continue paying distributions to our stockholders at our historical per-share amounts, or that the distributions we pay will not decrease or be eliminated in the future. For the three months ended March 31, 2012, we paid $1,072,143 in distributions to our stockholders. For the years ended December 31, 2011, 2010 and 2009, we have paid $3,535,347, $2,843,251 and $2,410,031, respectively, in distributions to our stockholders and we intend to continue paying distributions to our stockholders in the future. In order to permit us to pay our distributions declared to date, we have used cash distributions from our investments, offering proceeds, Paladin Advisors has paid expenses on our behalf, and Paladin Advisors has deferred the reimbursement of expense payments and its receipt of asset management and acquisition fees. All deferred expenses to date have been paid.

For the three months ended March 31, 2012, our distributions paid in cash and not reinvested in shares of our common stock through our DRIP were paid 100% from cash flow from operations. For the years ended December 31, 2011, 2010 and 2009, our distributions paid in cash and not reinvested in shares of our common stock through our DRIP were paid 13%, 21% and 0%, respectively, from cash flow from operations and 87%, 79% and 100%, respectively, from offering proceeds.

As of March 31, 2012, Paladin Advisors and its affiliates have incurred on our behalf $7,858,463 in organization and offering costs. In addition, Paladin Advisors and its affiliates paid on our behalf $2,725,452 in general and administrative expenses in accordance with the 2%/25% Rule, as described below and in the “Management—Our Advisor—The Advisory Agreement” section of this prospectus, of which $2,725,452 has been reimbursed by us to Paladin Advisors and $2,725,452 has been recorded as due to affiliates on our consolidated balance sheet.

In accordance with our charter and pursuant to the advisory agreement, Paladin Advisors must pay the Company quarterly for any amount of operating expenses paid by the Company that in the 12 months then ended exceed the greater of (1) 2% of our average invested assets or (2) 25% of our net income, which we refer to as the “2%/25% Rule,” and we will not reimburse Paladin Advisors for operating expenses incurred on our behalf that in any fiscal year exceed the 2%/25% Rule unless a majority of our independent directors determine, based on unusual and non-recurring factors which they deem sufficient, that such excess was justified. During the previous twelve months, our operating expenses, including expenses incurred on behalf of us by Paladin Advisors and its affiliates did not exceed the 2%/25% Rule. Our general and administrative expenses, which are the equivalent of total operating expenses for purposes of the 2%/25% Rule, as a percentage of average invested assets were 0.2%, 1.0% and 1.0% for the three months ended March 31, 2012 and the years ended December 31, 2011 and 2010, respectively. For the three months ended March 31, 2012 and the years ended December 31, 2011 and 2010, we paid Paladin Advisors asset management fees of $122,295, $413,475 and $380,880, respectively. For the three months ended March 31, 2012 and the years ended December 31, 2011 and 2010, we paid Paladin Advisors acquisition fees of $0, $664,092 and $0, respectively.

Paladin Advisors is not obligated to either pay expenses on our behalf beyond the term of the advisory agreement or defer reimbursements of expense payments or fees in future periods.

Our directors will determine the amount and timing of future cash distributions to our stockholders based on many factors, including the amount of funds available for distribution, our financial condition, requirements we must meet to qualify to be taxed as a REIT, whether to reinvest or distribute such funds, capital expenditures and reserve requirements and general operational requirements. The amount of cash available for distribution will be affected by our ability to identify and make real property investments or real estate related investments as offering proceeds become available, the returns on those real property investments or real estate related investments we make and our operating and administrative expense levels, as well as many other variables. We cannot predict how long it may take to identify additional real property investments or real estate related investments, to raise sufficient proceeds or to make real property investments or real estate related investments. We likewise cannot predict whether we will generate sufficient cash flow to continue to pay distributions at historical levels or at all.

In addition, differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money, use proceeds from the issuance of securities or sell assets to pay out enough of our taxable income to satisfy the requirement that we distribute at least 90% of our taxable income subject to certain adjustments, in order to qualify as a REIT.

The eighth risk factor under the heading “Risks Relating to Our Business” with the following heading set forth below is hereby revised in its entirety as follows:

Our success will be dependent on the performance of Paladin Advisors as well as key employees of Paladin Advisors, the loss of any of whom could be detrimental to our business.

Our ability to achieve our investment objectives and to make distributions is dependent upon the performance of Paladin Advisors and key personnel of Paladin Advisors in identifying and acquiring investments, the determination of any financing arrangements, the asset management of our investments and operation of our day-to-day activities. Our stockholders will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus. We will rely entirely on the management ability of Paladin Advisors, subject to the oversight of our board of directors. If Paladin Advisors suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, Paladin Advisors may be unable to allocate time and resources to our operations. If Paladin Advisors is unable to allocate sufficient resources to oversee and perform our operations for any reason, we may be unable to achieve our investment objectives or to make distributions to our stockholders.

Certain key personnel of Paladin Advisors, including James R. Worms, Michael B. Lenard and John A. Gerson, would be difficult to replace. None of Paladin Advisors’ key personnel are currently subject to employment agreements with Paladin Advisors, nor do we maintain any key person life insurance on Paladin Advisors’ key personnel. If any of Paladin Advisors’ key personnel were to cease employment with Paladin Advisors, our operating results could suffer. We also believe that our future success depends, in large part, upon our ability, and the ability of Paladin Advisors, to attract and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure our stockholders that we or Paladin Advisors will be successful in attracting and retaining such skilled personnel.

The “Risk Factors” section of the prospectus is revised to remove the second risk factor under “Risks Related to Conflicts of Interest” and replace it in its entirety with the following:

Our officers will face conflicts of interest related to the positions they hold with affiliated entities, which could diminish the value of the services they provide to us.

Our officers, two of whom also serve as our directors, are also officers of Paladin Advisors and are officers or members of affiliates of Paladin Advisors. As a result, these individuals owe fiduciary duties to these other entities, which may conflict with the fiduciary duties that they owe to us and our stockholders. Some of these entities may compete with us for investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to:

•	The allocation of new investments among us and affiliates of Paladin Advisors;
•	The allocation of time and resources among us and affiliates of Paladin Advisors;
•	Development or management of our properties by affiliates of Paladin Advisors;
•	Investments with and/or sales to or acquisitions from affiliates of Paladin Advisors; and
•	Compensation to Paladin Advisors.

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See “Conflicts of Interest – Competition.”

The “Risk Factors” section of the prospectus is revised to remove the fourth risk factor under the heading “Risks Related to Conflicts of Interest” and replace it in its entirety with the following:

We may acquire investments from, or dispose of assets to, entities managed by Paladin Advisors or its affiliates, which could cause us to enter into transactions on less favorable terms than we would receive from a third party or that negatively affect the public’s perception of us.

We may acquire real property investments or real estate related investments from entities which are managed by Paladin Advisors or its affiliates, if so waived by our board of directors pursuant to our code of ethics.

Further, we may also dispose of real property investments or real estate related investments to entities which are controlled by Paladin Advisors or its affiliates. Paladin Advisors or its affiliates may make substantial profits in connection with such transactions. Paladin Advisors or its affiliates may owe fiduciary or other duties to the selling or purchasing entity in these transactions, and conflicts of interest between us and the selling or purchasing entities could exist in such transactions. Because our independent directors would rely on Paladin Advisors in identifying and evaluating any such transaction, these conflicts could result in transactions based on terms that are less favorable to us than we would receive from a third party. Also, the existence of conflicts, regardless of how they are resolved, might negatively affect the public’s perception of us.

The “Risk Factors” section of the prospectus is revised to remove the seventh risk factor under the heading “Risks Related to Conflicts of Interest” in its entirety and replace it with the following:

Paladin Advisors may receive substantial compensation in connection with an internalization transaction, which could negatively impact our investment returns.

We are externally managed and advised by Paladin Advisors pursuant to an advisory agreement with a one-year term, subject to renewals by the parties for an unlimited number of successive one-year periods. In order to authorize the renewal of the advisory agreement, our board of directors will be required to make a determination that remaining externally advised by Paladin Advisors is in our best interest. At such time as we have substantial assets and operations, our board of directors may determine that it is more cost-effective for us to be self-managed and self-advised. In addition, because a majority of publicly traded REITs are self-managed and self-advised, our board of directors may determine that it is in our best interest to have our own internal management personnel in preparation for listing our shares on a national securities exchange. If our board makes this determination, it will evaluate whether to hire an internal management team on an individual basis, to acquire another advisor or to acquire Paladin Advisors. Our board of directors may determine that the most efficient means of becoming self-managed and self-advised would be to negotiate for us to acquire Paladin Advisors in a transaction referred to as an internalization. An internalization generally includes the acquisition of some of Paladin Advisor’s executives and key personnel and could result in costly litigation. While we would then be relieved of paying fees to Paladin Advisors under the advisory agreement, we would be required to pay the salaries of our executives and employees and related costs and expenses formerly absorbed by Paladin Advisors under the advisory agreement. An internalization transaction could have the effect of reducing the amount of investment returns to our stockholders in the event that we pay more for the advisor than the value of the internal management function to our company or are required to engage in litigation related to such internalization.

Updates to Estimated Use of Proceeds

The “Prospectus Summary” section of the prospectus has been revised to add the following section after “Prospectus Summary – Plan of Distribution:”

Estimated Use of Proceeds

Assuming we sell the maximum of $650 million in shares in our primary offering and no shares pursuant to our distribution reinvestment plan, we expect we will:

•	Invest at least 87.4% of the gross offering proceeds in real property and real estate related investments; and
•	Use the remaining 12.6% of the gross offering proceeds to pay fees and expenses relating to our organization and this offering.

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Assuming we sell the maximum of $650 million in shares in our primary offering and $75 million of shares pursuant to our distribution reinvestment plan, we expect we will:

•	Invest at least 88.7% of the gross offering proceeds in real estate and real estate related investments; and
•	Use the remaining 11.3% of the gross offering proceeds to pay fees and expenses relating to our organization and this offering.

In addition, there is no cap on the amount of offering proceeds that can be used for purposes of paying distributions.

The “Estimated Use of Proceeds” section of the prospectus is revised to amend the second paragraph prior to the table in its entirety and replace it with the following:

Under both scenarios, we have not given effect to any special sales or volume discounts that could reduce the selling commissions and, in some cases, all or a portion of the dealer manager fee. The reduction in these fees will be accompanied by a corresponding reduction in the per share purchase price, but will not affect the amounts available to us for investments. In addition, there is no cap on the amount of offering proceeds that can be used for purposes of paying distributions. Because the figures set forth below are estimates, they may not accurately reflect the actual receipt or use of the offering proceeds.

The “Estimated Use of Proceeds” section of the prospectus is revised to amend footnote 8 to the table in its entirety and replace it with the following:

(8)	Includes amounts anticipated to be invested in real properties and real estate related investments, including other third party expenses that are included in the total costs of our investments. Also includes proceeds from our distribution reinvestment plan that we have assumed, for purposes of this table, will be used to repurchase shares under our share redemption plan. May also include amounts used to pay distributions to stockholders to the extent our cash flow from operations or other sources of cash are insufficient.

Update to Investment Objectives and Criteria

The following paragraph is added to the section entitled “Acquisition and Investment Policies” of the prospectus:

Our policy is to obtain a Phase I environmental survey to determine the environmental status of each property in which we intend to invest. If information contained in a Phase I environmental survey indicates that there are any issues that require further investigation, we would commission such further studies as determined by Paladin Advisors.

Fees and Reimbursements Paid to our Advisor and its Affiliates

Set forth below is a chart showing fees and reimbursements paid to our advisor and its affiliates during the three months ended March 31, 2012 and the year ended December 31, 2011 in connection with our offerings.

	Amounts Incurred Three Months Ended March 31, 2012	Amounts Incurred Year Ended December 31, 2011
Offering Stage:
Selling Commissions and Dealer Manager Fee	$248,036	$1,721,567
Wholesaling Costs	—	—
Other Organization and Offering Expenses	96,331	664,148
Operational Stage:
Acquisition Fees	—	644,092
Origination Fees	—	—
Reimbursement of Acquisition Expenses	—	—
Asset Management Fee	122,295	413,475
Expense Reimbursement	15,831	660,071
Disposition Stage:
Subordinated Disposition Fee	—	—
Subordinated Distribution of Net Sales Proceeds	—	—
Subordinated Distribution Upon Listing	—	—
Subordinated Distribution Upon Termination	—	—

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As of March 31, 2012, fees and reimbursements accrued but not yet paid was approximately $5,385, representing general and administrative expenses due from affiliates and $123,010 of organization and offering costs due from affiliates.

Updated Prior Performance Summary Disclosure

The “Prior Performance Summary” section of the prospectus is hereby superseded by the following:

The information presented in this section represents the historical experience of real estate programs sponsored or advised by our sponsor, Paladin Realty, and its affiliates. The following summary is qualified in its entirety by reference to the Prior Performance Tables, which may be found in Appendix A to the prospectus. Investors in our common shares should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior Paladin real estate programs. Investors who purchase our common shares will not thereby acquire any ownership interest in any of the entities to which the following information relates.

The returns to our stockholders will depend in part on the mix of product in which we invest, the stage of investment and our place in the capital structure for our investments. As our portfolio is unlikely to mirror in any of these respects the portfolios of the prior Paladin real estate programs, the returns to our stockholders will vary from those generated by those prior Paladin real estate programs. In addition, all of the prior Paladin real estate programs were conducted through privately-held entities that were not subject to either the up-front commissions, fees and expenses associated with this offering or many of the laws and regulations to which we will be subject. We are also the first program sponsored by Paladin Realty or any of its affiliates that has investment objectives permitting the making or acquiring of mortgage loans or mezzanine loans. None of Paladin Realty, Paladin Advisors or any of their affiliates has experience making such investments or in operating a REIT or a publicly offered investment program. As a result, you should not assume the past performance of the prior Paladin real estate programs will be indicative of our future performance. See “Risk Factors — Risks Relating To Our Business — We differ from prior programs sponsored by Paladin Realty in a number of respects, and therefore the past performance of those programs may not be indicative of our future results” and the Prior Performance Tables located in Appendix A to the prospectus.

Prior Investment Programs

Since 1995, Paladin Realty and its predecessors have managed real estate investments for high net worth individuals, foundations and institutions. As of December 31, 2011, Paladin Realty or its affiliates had sponsored or advised 30 real estate investment partnerships. All of these prior programs had investment objectives generally similar to ours. This offering is the first public offering of a real estate program sponsored by Paladin Realty. The Prior Performance Tables included in Appendix A to this prospectus set forth information as of the dates indicated regarding certain of these prior Paladin real estate programs as to (1) experience in raising and investing funds (Table I); (2) compensation to the sponsor (Table II); (3) annual operating results of the prior programs (Table III); (4) results of completed programs (Table IV); and (5) sales or disposals of property (Table V). Additionally, Table VI contained in Part II of the registration statement (which is not part of this prospectus) gives certain additional information relating to properties acquired by these Paladin real estate programs. Upon written request, we will furnish a copy of this table to you without charge. See “Where You Can Find Additional Information” in the prospectus.

Summary Information

Capital Raising

The total amount of funds raised from investors in the prior Paladin real estate programs, as of December 31, 2011, was approximately $1.2 billion. These funds were invested in real estate with an aggregate cost, including debt and investments of joint venture partners, of approximately $4.1 billion. The total number of investors in these prior programs, collectively, is 229. See Table I and Table II for more detailed information about Paladin Realty’s experience in raising and investing funds and compensation paid to Paladin Realty and its affiliates as the sponsor of these programs.

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Investments

The prior Paladin real estate programs had acquired 342 properties as of December 31, 2011. The table below gives further information about these properties:

Location	Properties Purchased (as a percentage of aggregate purchase price)
United States
Pacific Coast	27%
West	9%
Plains States	1%
South Central	8%
Southeast	4%
Northeast	5%
Latin America
Costa Rica	5%
Mexico	11%
Brazil	21%
Chile	8%
Peru	1%

One of the prior Paladin real estate programs has invested in stock of two public Brazilian homebuilding companies, which represents less than 4% of the total costs of all properties and investments made.

The following table gives a percentage breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the prior Paladin real estate programs, categorized by type of property, as of December 31, 2011, all of which were existing (used) or developed by the program (construction).

	New	Used	Construction
Commercial
Office Buildings	—	10%	—
Industrial Buildings	—	1%	—
Shopping Centers	—	—	—
Residential
Apartments	—	23%	—
Hotels	—	5%
Homebuilding	—	—	45%
Land Development	—	—	5%
Resort residential	—	—	7%
Other		3%	1%
Total		42%	58%

Sales

As of December 31, 2011, these prior Paladin real estate programs had sold 165 of the total of 342 properties, or 48% of such properties, to third parties. These completed prior real estate programs made aggregate equity investments of $491 million in those properties, for which they received a return of $739 million upon the sale of those properties. In addition to these 165 sold properties, in connection with the termination of another prior Paladin real estate program, that program transferred 79 properties to a newly formed Paladin real estate program. The prior Paladin real estate program made aggregate equity investments of $156 million in those 79 properties, and in that transaction those equity investments were transferred to the new program based on a $187 million valuation. See also Tables III, IV and V for more detailed information as to the operating results of the prior Paladin real estate programs whose offerings closed since December 31, 2006, results of such programs that have completed their operations during the five years ending December 31, 2011 and sales or other disposals of properties by the prior Paladin real estate programs during the three years ending December 31, 2011.

Three Year Summary of Acquisitions

From January 1, 2009 through December 31, 2011, the prior Paladin real estate programs acquired 45 residential properties, and one investment in stock of a public Brazilian homebuilding company. The total acquisition costs of these properties was approximately $293 million, of which approximately $104 million, or 35%, was financed with mortgage financing and the remaining $189 million was provided by investors. The locations of these properties, and the number of each property in each location, are as follows: Brazil (29), Costa Rica (2), Mexico (7) and Peru (8).

See Table VI in Part II of the registration statement of which this prospectus is a part for more detailed information as to the acquisition of properties during the three years ending December 31, 2011. Upon request and for no fee, we will provide a copy of such table to any investor.

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Adverse Business Developments

The prior Paladin real estate programs have occasionally been adversely affected by vacancies either due to defaults of tenants under their leases or the expiration or termination of tenant leases. Where vacancies have continued for a long period of time, these programs suffered reduced revenues resulting in less net operating income to be distributed to the investors. In addition, the resale value of such properties may have diminished as the market value of a particular property often depends principally upon the net operating income of such property. Further, certain of the prior Paladin real estate programs have participated in development activities, and the sales pace of the properties developed by such programs has decreased due to global economic conditions.

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Prior Performance Tables

The prior performance tables contained in the prospectus are hereby updated by the prior performance tables attached to this Supplement No. 3 as Appendix A. The updated prior performance tables supersede and replace the prior performance tables contained in the prospectus.

Subscription Agreement

A revised form of subscription agreement is attached to this Supplement No. 3 as Appendix B. The revised form supersedes and replaces the form included in the prospectus.

Experts

The “Experts” section of the prospectus is hereby replaced in its entirety by the following:

The consolidated financial statements of Paladin Realty Income Properties, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Information Regarding Documents Incorporated by Reference

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus supplement at our Internet website at www.paladinreit.com.

•	Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 30, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 15, 2012;

•	Current Reports on Form 8-K filed with the SEC on January 26, 2012, February 23, 2012, March 15, 2012, March 27, 2012 and April 25, 2012; and

•	Current Reports on Form 8-K/A filed with the SEC on January 31, 2012 and April 17, 2012.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus supplement, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at 10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024, (866) 725-7348. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement.

Quarterly Report for the Quarter Ended March 31, 2012

On May 15, 2012, we filed with the SEC our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, a copy of which is attached to this Supplement No. 3 as Appendix C (without exhibits).

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APPENDIX A
PRIOR PERFORMANCE TABLES

The following prior performance tables (“Tables”) provide information relating to the real estate investment programs sponsored by Paladin Realty and its affiliates which have investment objectives similar to ours (the “prior Paladin real estate programs”). This offering is the first publicly offered program sponsored by Paladin Realty. All of the prior Paladin real estate programs have been private real estate investment funds offered to institutional and other private investors or single project real estate investment vehicles, also primarily involving institutional investors.

Prospective investors should read these Tables carefully together with the summary information concerning the prior programs as set forth in the “Prior Performance Summary” section of this prospectus.

Our determination as to which of Paladin Realty’s prior real estate programs have investment objectives similar to ours was based on the type and approximate size or value of the properties in which the programs invested, whether through acquisitions or development of properties, and experience with multiple property types and “value added” opportunities in properties that the programs acquired. We also considered that each program sought investments with the ability to realize growth in the value of the investments. Additionally, these programs sought some investments that would provide the ability to make regular cash distributions. We consider programs that invested primarily in these product types (which would include all the prior Paladin real estate programs) to have investment objectives similar to ours, although we may make investments in other product types from those in which prior Paladin real estate programs have invested and the prior Paladin real estate programs have included some product types in which we currently do not intend to invest.

Although we consider each of the prior Paladin real estate programs to have had similar investment objectives to ours, investors in our common stock should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior Paladin real estate programs. The returns to our stockholders will depend in part on the mix of product in which we invest, the stage of investment and our place in the capital structure for our investments. As our portfolio is unlikely to mirror in any of these respects the portfolios of the prior Paladin real estate programs, the returns to our stockholders will vary from those generated by the prior Paladin real estate programs. In addition, the prior Paladin real estate programs, which were conducted through privately-held entities, were not subject to either the up front commissions, fees and expenses associated with this offering or many of the laws and regulations to which we will be subject. We are also the first program sponsored by Paladin Realty or any of its affiliates to make or acquire mortgage loans or mezzanine loans. None of Paladin Realty, Paladin Advisors or any of their affiliates has experience making such investments or in operating a REIT or a publicly offered investment program. As a result, you should not assume the past performance of the prior Paladin real estate programs will be indicative of our future performance. See “Risk Factors — Risks Relating To Our Business — We differ from prior programs sponsored by Paladin Realty in a number of respects, and therefore the past performance of those programs may not be indicative of our future results.”

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the tables. If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.

The following Tables are included herein:

Table I — Experience in Raising and Investing Funds

Table II — Compensation to Sponsor

Table III — Operating Results of Prior Programs

Table IV — Results of Completed Programs (as applicable)

Table V — Sales or Disposals of Properties

Additional information relating to the acquisition of properties by the prior Paladin real estate programs is contained in Table VI, which is included in Part II of the registration statement which we have filed with the Securities and Exchange Commission. Copies of any or all information will be provided to prospective investors at no charge upon request.

A-1

TABLE I
(UNAUDITED)
EXPERIENCE IN RAISING AND INVESTING FUNDS (ON A PERCENTAGE BASIS)(a)

This Table provides a summary of the experience of Paladin Realty as a sponsor in raising and investing funds in programs for which the offerings have closed during the three years ended December 31, 2011. Information is provided as to the manner in which the proceeds of the offering have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested. Information is provided as of December 31, 2011.

Paladin Realty Brazil Investors III, L.P.
Dollar Amount Offered	$200,000,000
Dollar Amount Raised	$99,709,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	-
Organizational expenses	0.8%
Loan Costs	-
Reserves
Percent available for investment	99.2%
Acquisition costs:
Prepaid items and fees related to purchase of property	-
Purchase Price (cash down payment)	42.6%
Acquisition fees	-
Other (explain)	-
Total acquisition costs	42.6%
Percent leverage (mortgage financing divided by total acquisition cost)	9.8%
Date offering began	11/01/10
Length of offering (in months)	7
Months to invest 90 percent of amount available for investment (measured from beginning of offering)	(b)

__________________
(a) All percentage amounts except “Percent leverage” represent percentages of the Dollar Amount Raised.”
(b) This program is still in the process of investing proceeds.

Past performance is not necessarily indicative of future performance

A-2

TABLE II
(UNAUDITED)
COMPENSATION TO SPONSOR

Table II summarizes the amount and type of compensation paid to Paladin Realty and its affiliates during the three years ended December 31, 2011 in connection with (a) prior Paladin real estate programs the offerings of which have closed since December 31, 2008 and (b) on an aggregate basis, 16 prior Paladin real estate programs the offerings of which closed on or prior to December 31, 2008.

Type of Compensation	Paladin Realty Brazil Investors III, LP	Other Programs

Date offering commenced	11/01/10
Dollar amount raised	$99,709,000	$1,026,302,989
Amount paid to sponsor from proceeds of offering
Selling Commissions and discounts retained by affiliates	-	244,500
Acquisition fees	-	-
—real estate commission	-	-
—advisory fees	-	309,110
—other	-	-
Organization Costs	882,163	820,027
Dollar amount of cash generated from operations before deducting payment to sponsor	-	-
Amount paid to sponsor from operations:
Property management fees	-	-
Partnership management fees	2,250,576	64,691,594
Reimbursements	601,509	4,514,561
Leasing commissions	-	-
Other (Asset management fees)	-	37,058,754
Dollar amount of property sales and refinancing before deducting payments to sponsor
—cash	339,656	1,125,107,680
—notes	-	-
Amount paid to sponsor from property sales and refinancing
Real estate commissions	-	9,569,799
Incentive fees	-	1,030,524
Other — Disposition Fees	-	-

Past performance is not necessarily indicative of future performance.

A-3

TABLE III
(UNAUDITED)
OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS(1)

Table III summarizes the operating results of prior Paladin real estate programs the offerings of which have closed during the five years ended December 31, 2011. Operating results are presented for each fiscal year since the inception of each program. Except as otherwise noted, all figures are as of December 31 of the year indicated and represent a full year of operations for the year indicated.

	Paladin Realty Latin America Investors III, LP				Villa West Investors, LLC			Paladin Realty Brazil Investors III, LP
	2008	2009	2010	2011	2009	2010	2011	2011

Gross Revenues	8	438,928	1,691,432	125,635	918	-	-	339,671
Realized gains from sale of assets	-	863,725	14,165,012	24,888,696	-	-	-	-
Less: Operating Expenses	1,790,905	6,001,602	11,046,956	12,626,263	78,448	42,318	30,121	554,923
Equity in income/(losses) of unconsolidated joint ventures	-	-	-	-	281,154	1,220,356	400,941	-
Interest expense	197,944	1,896,711	4,406,429	3,680,215	-	-	-	-
Depreciation	-	-	-	-	-	-	-	-
Unrealized gains (losses)	-	98,929,503	28,806,676	(107,340,818)	-	-	-	-

Net Income (Loss)	(1,988,841)	92,333,843	29,209,735	(98,632,965)	203,624	1,178,218	370,820	(215,252)
Taxable Income (Loss)
- from operations	(2,002,153)	(6,433,532)	13,946,035	(a)	203,624	483,588	47,658	(a)
- from gain of sale	-	-	14,546,140	(a)	-	-	-	(a)
Cash generated from (used in) operations	(1,672,696)	(7,292,328)	(14,673,957)	(15,076,902)	(62,916)	(42,138)	(30,121)	(215,252)
Cash generated from sales	-	1,404,761	20,626,571	63,164,660	-	-	-	-
Cash generated from refinancing	-	-	-	-	-			-
Cash generated from operations, sales and refinancing	(1,672,696)	(5,887,567)	5,952,614	48,087,758	(62,916)	(42,138)	(30,121)	(215,252)
Less: Cash distributions to investors
- from operating cash flow	-	-	-	-	216,650	312,900	378,436	-
- from sales and refinancing	-	-	21,595,563	33,800,000	-	3,179,438	-	-
Cash generated (deficiency) after cash distributions	(1,672,696)	(5,887,567)	(15,642,949)	14,287,758	(279,566)	(3,534,476)	(408,557)	(215,252)
Less: Special items (not including sales and refinancing)
Source of Funds
General Partner Contributions (net of subsequent closings)	-	-	2,183,219	642,122	4,500	-	-	1,000
Limited Partner Contributions	75,000,000	333,640	82,816,781	24,357,878	2,578,000	-	-	49,444,108
Distributions received from real estate joint ventures	-	-	-	-	239,557	3,545,330	400,941	-
Borrowings from mortgages and construction
loans payable	26,000,000	27,000,000	85,000,000	125,000,000	-	-	-	-
Net contributions received from minority interests	-	-	-	-	-	-	-	-
Repayment of loans	-	-	-	-	-	-	-	-
Use of Funds
Purchase of real estate and improvements	(21,068,038)	-	-	-	-	-	-	-
Investment in real estate joint ventures	-	(89,245,378)	(76,661,474)	(59,380,114)	(2,288,000)	-	-	(42,507,058)
Loans funded	-	-	-	-	-	-	-	-
Organizational Costs	(808,569)	(11,458)	-	-	-	-	-	(744,993)
Loan Financing Costs	(485,812)	(1,583,089)	(521,509)	(609,344)	-	-	-	-
Principal payments on mortgages and construction loans payable	-	-	(83,000,000)	(95,000,000)	-	-	-	-
Broker Commissions	-	-	-	-	(244,500)	-	-	-
Effect of exchange rate changes on cash items	-	-	2,912,966	-	-	-	-	-
Cash generated (deficiency) after cash distributions and special items	76,964,885	(69,393,852)	(2,912,966)	9,298,300	9,991	10,854	(7,616)	5,977,805

Tax and Distribution Data per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)
- from operations	(4)	(14)	(31)	N/A	87	207	20	N/A
- from recapture	-	-	-	N/A	-	-	-	N/A
Capital gain (loss)	-	-	32	N/A	-	-	-	N/A
Cash distributions to Investors
Source
- Investment income	-	-	26	90	93	494	(838)	-
- Return of capital	-	-	19	49	-	1,000	1,000	-
Source (on cash basis)
- Sales	-	-	45	139	-	-	-	-
- Refinancing	-	-	-	-	-	1,360	-	-
- Operations	-	-	-	-	93	134	162	-
- Return of Unused Capital Called	-	-	-	-	-	-	-	-
Amounts (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%			95.0%		94.0%		100%

(a) Federal income tax results for the 2011 tax year are not yet available for this program.

Past performance is not necessarily indicative of future performance.

A-4

TABLE V
(UNAUDITED)
SALES OR DISPOSALS OF PROPERTY

Table V presents summary information on the results of sales or disposals of properties from prior Paladin real estate programs during the three years ended December 31, 2011. The Table includes information about the net sales proceeds received from the sales of the properties, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from operations of the properties.

Property	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties, Including Closing Costs and Soft Costs			Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures

			Cash Received Net of Closing Costs	Mortgage Balance At Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total (1)	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total

William E. Simon & Sons Realty Partners, L.P.
RSL Assisted Living	6/17/2000	11/17/2009	51,900,000	43,453,582	-	-	95,353,582	43,302,431	33,386,853	76,689,284	4,483,174
City Projects Homebuilding Platform	7/19/2000	Various	19,544,000	-	-	-	19,544,000	-	6,536,000	6,536,000	19,544,000
PKS Realty Homebuilding Platform	8/1/2001	Various	12,212,000	-	-	-	12,212,000	-	5,125,000	5,125,000	12,212,000
SKS Office Platform	3/20/1998	Various	40,330,000	105,287,000	-	-	145,617,000	105,287,000	108,635,000	213,922,000	(7,622,638)
Winter Haven Hotel	10/1/1998	6/14/2011	8,747,603	4,440,417	-	-	13,188,020	7,000,000	4,894,914	11,894,914	4,415,580
Blue Moon Hotel	11/9/2000	6/14/2011	4,703,920	7,054,784	-	-	11,758,704	7,774,169	3,257,872	11,032,041	5,874,187
Commerce Park	12/27/2000	7/14/2011	44,250,870	-	-	-	44,250,870	-	13,966,895	13,966,895	(3,928,008)

Paladin Realty Latin America Investors III, L.P.
Stock of Even Construtora e Incorporadors, S.A.	11/11/2008	Various	55,274,911	-	-	-	55,274,911	-	21,016,787	21,016,787	1,382,649

 ______________

Note 1 - Allocation of taxable gain (loss) associated with individual property sales between ordinary and capital gains (losses) is as follows:

	Taxable Gain	Capital Gain	Ordinary Gain
William E. Simon & Sons Realty Partners, L.P.
RSL Assisted Living	34,667,356	18,183,287	16,484,069
City Projects Homebuilding Platform	13,008,000	-	13,008,000
PKS Realty Homebuilding Platform	7,087,000	-	7,087,000
SKS Office Platform	(a)
Winter Haven Hotel	(a)
Blue Moon Hotel	(a)
Commerce Park	(a)

Paladin Realty Latin America Investors III, L.P.
Stock of Even Construtora e Incorporadors, S.A.	17,970,778	17,970,778	-

 Note (a) - Federal income tax results for 2011 tax year are not yet available for this program.

Past performance is not necessarily indicative of future performance.

A-5

APPENDIX B

SUBSCRIPTION AGREEMENT FOR SHARES OF PALADIN REALTY INCOME PROPERTIES, INC.

1. YOUR INITIAL INVESTMENT

Return to:

Paladin Realty Income Properties, Inc.

c/o Wells Fargo Bank, N.A.

Corporate Trust and Escrow Solutions

Attn: Scott Lee

625 Marquette Ave. 11th Floor

MAC N9311-115

Minneapolis, MN 55479

Instructions for investors other than custodial accounts Make all checks payable to: Paladin Realty Income Properties, Inc.

Wire transfers should be sent to:

Wells Fargo Bank, N.A.

ABA 121000248

Account Name: Trust Wire Clearing

Account Number: 0000405200

Attn: Scott Lee (612) 316-2534

Ref. FCT: Paladin Realty Income Properties, Inc.

The minimum investment is $3,000.	Investment Amount $

☐ A.	Volume Discount. Please link the tax identification numbers or account numbers listed below for Volume Discount privileges, so that this and future purchases will receive any discount for which they are eligible.

Tax ID/SSN or Account Number	Tax ID/SSN or Account Number	Tax ID/SSN or Account Number

☐ B.	Check this box if you are eligible for Net Commission Purchases. Net Commission Purchases are available to: employees (and their spouses and minor children) of a Broker-Dealer, employees (and their spouses and minor children) of Paladin Realty Income Properties, Inc. and its affiliates, investors purchasing through a Registered Investment Advisor (RIA), or investment participants in a wrap account or commission replacement account approved by the Broker-Dealer, a RIA, a bank trust account, or similar entity.

2. FORM OF OWNERSHIP (Please print clearly)

(Select only one)

☐	INDIVIDUAL ☐ JOINT TENANTS (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)	☐	CUSTODIAL ACCOUNT (Retirement Application must be attached) ☐ IRA ☐ SEP/IRA	ACCOUNT NUMBER
	☐ Transfer on Death-optional designation of beneficiaries for individual, joint owners with rights of survivorship, or tenants by the entireties.		☐ ROTH/IRA ☐ Other:
☐	PENSION PLAN (Third Party Administered Plans)	☐	TRUST (Include Trustee Certificate)
☐	UNIFORM GIFT/TRANSFER TO MINORS	☐	NON-PROFIT ORGANIZATION
☐	(UGMA/UTMA) Under the UGMA/UTMA of the State of ______________	☐	CORPORATION OR PARTNERSHIP (Attach Corporate Resolution or Partnership Agreement)
		☐	OTHER (Include title and signature pages)

Individual/Custodian**

Custodian’s Name	Tax ID Number	Investor’s Account Number

First Name (Mi)	Last Name*	Gender (M/F)

Social Security Number*		Date of Birth (MM,DD,YYYY)*

Joint Owner/Minor

First Name	(Mi)	Last Name*	Gender (M/F)

Social Security Number*			Date of Birth (MM,DD,YYYY)*

Transfer on Death Beneficiary Information (Individual or Joint Tenant Accounts Only)

First Name	(Mi) Last Name	Social Security Number	___Primary ___%

First Name	(Mi) Last Name	Social Security Number	___Primary ___%

Trust/Corporation/Partnership/Other Equity

Name of Trust, Corporation, Partnership or other Equity*	Date of Trust/Incorporation/Formation*

Full Name(s) of Trustee(s)*	Tax ID Number*

  *     Required by law

**     For custodial accounts, a completed copy of this Subscription Agreement should be sent directly to the custodian. The custodian will forward the subscription documents and wire the appropriate funds to Wells Fargo Bank, N.A.

☐ Check this box if you are subject to backup withholding

3. YOUR ADDRESS (Section 3C must be completed if mailing address in section 3A is a P.O. Box)

A. Owner’s Mailing Address/Address of Record (Will not be accepted without a permanent street address)

Address		Apt. #

City	State	Zip Code

If Non-U.S., Specify Country	Daytime Phone Number	E-Mail Address

B. Joint Owner’s Street Address (If different than address of record)

Street Address		Apt. #

City	State	Zip Code

If Non-U.S., Specify Country	Daytime Phone Number	E-Mail Address

If you are using a P.O. Box for your mailing address, then you must provide a street address for verification purposes. Please provide your street address in this section.

C. Residential Street Address

Street Address		Apt. #

City	State	Zip Code

If Non-U.S., Specify Country	Daytime Phone Number	E-Mail Address

4. DISTRIBUTION INFORMATION

Complete this section to enroll in the Distribution Reinvestment Plan, to elect receive distributions by direct deposit, or to elect to receive distributions by check mailed at you at the address set forth in Section 3 above. Choose option A, B, C or D.

I hereby subscribe for Shares of Paladin Realty Income Properties, Inc. and elect the distributions option indicated.

A.	☐ Reinvest/Distribution Reinvestment Plan (see Prospectus for details)

B.	☐ Cash/Direct Deposit Please attach a voided pre-printed check. (Non-Custodian Investors Only)

I authorize Paladin Realty Income Properties, Inc., or its agent to deposit my distribution to my checking or savings account. This authority will remain in force until I notify Paladin Income Properties, Inc. in writing to cancel it. In the event that Paladin Realty Income Properties, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name of Financial Institution	Mailing Address

City	State	Zip Code

Please attach voided pre-printed check here*

*The above services cannot be established without a preprinted voided check.

For Electronic Funds Transfers, signatures of bank account owners are required exactly as they appear on bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature

Signature

Your Bank’s ABA Routing Number	Your Bank Account Number	Checking Account	Savings Account
C.    ☐ Cash/Check mailed to the address set forth in Section 3A above.

D.    ☐ Third-Party Payee.  Send distributions via check to third-party payee listed below: (Not available for qualified plans without custodial approval)

Name	Mailing Address

City	State	Zip Code

Account #

5. ELECTRONIC DELIVERY OF REPORTS AND UPDATES

In lieu of receiving documents, I authorize Paladin Realty Income Properties, Inc. to make available on its website at www.paladinreit.com its quarterly reports, annual reports, proxy statements, prospectus supplements or other reports required to be delivered to me, as well as any property or marketing updates, and to notify me via e-mail when such reports or updates are available. Please note that electronic delivery of reports is not available to residents of Ohio.

Send notices to: (You must provide an e-mail address if you choose this option)

E-Mail Address:

(May not be initially available)

Should you determine that you no longer wish to receive electronic delivery of reports and updates, please contact:

Paladin Realty Income Properties, Inc.

Attn: Operations

10880 Wilshire Boulevard, Suite 1400

Los Angeles, CA 90024

(866) PAL-REIT, option 2

6. BROKER-DEALER OR REGISTERED INVESTMENT ADVISOR (RIA) INFORMATION (All fields mandatory)

The Broker-Dealer or RIA must sign below to complete order. The Broker-Dealer or RIA hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state listed in Section 3. The Broker-Dealer/RIA further represents and certifies that in connection with this subscription for shares, he/she has complied with and has followed all applicable policies and procedures under his/her firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Broker-Dealer or RIA Firm Name:	Financial Advisor Name:

Broker-Dealer or RIA Firm Address

City:	State:	Zip:

Advisor Number:	Branch Number:	Telephone Number:

E-Mail Address	Fax Number:

This subscription was made as follows:

☐	Through a participating Broker-Dealer

Investor suitability requirements have been established by the Company and are in the Registration Statement under “Suitability Standards.” Before recommending the purchase of shares, we have reasonable grounds to believe, on the basis of information supplied by the subscriber concerning his or her investment objectives, other investments, financial situation and needs, and other pertinent information that: subscriber (1) can reasonably benefit from an investment in us based on such investor’s overall investment objectives and portfolio structuring; (2) is able to bear the economic risk of the investment based on the prospective shareholder’s overall financial situation; and (3) has apparent understanding of (a) the fundamental risks of the investment, (b) the risk that such investor may lose his or her entire investment, (c) the lack of liquidity in our shares, (d) the background and qualifications of our Manager and (e) the tax consequences of the investment.

I attest that I am a Registered Broker subject to the USA PATRIOT Act. In accordance with Section 326 of the USA PATRIOT Act, I have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program.

(if required by Broker-Dealer)

Financial Advisor Signature	Date	Branch Manager Signature Date

☐	Through a participating RIA* unaffiliated with a participating Broker-Dealer (* A participating RIA is a RIA who has entered into a Selected Advisor Agreement.)

I acknowledge that by checking the above box, I WILL NOT RECEIVE A COMMISSION.

RIA Signature	Date

FOR OFFICE USE ONLY

Check #	Deposit Date	Input By:	W/S

Batch #	Admit Date	Proofed By:	Region

Subscription #	Compiled By:	Posted By:	Territory

7. SUBSCRIBER SIGNATURES

TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER CONFIRMATION (Required): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (ii) I am not subject to backup withholding because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person (including a U.S. resident alien).

NOTE: CLAUSE (ii) IN THIS REPRESENTATION SHOULD BE CROSSED OUT IF THE WITHHOLDING BOX HAS BEEN CHECKED IN THE FORM OF OWNERSHIP SECTION.

Paladin Realty Income Properties, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Paladin Realty Income Properties, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Each investor must sign and date this section. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation or trust, a general partner, officer or trustee of the entity must sign.

In order to induce Paladin Realty Income Properties, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

		Owner	Joint Owner
(a)	I have received a final Prospectus of Paladin Realty Income Properties, Inc. at least five business days prior to signing this Subscription Agreement.

		Initials	Initials

(b)	I have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 AND a minimum annual gross income of at least $70,000.

		Initials	Initials

(c)	If I am an Alabama investor, I have a liquid net worth of at least 10 times my investment in this offering and other similar offerings.

		Initials	Initials

(d)	If I am a California investor, I understand that all certificates representing shares which are sold in the state of California will bear the following legend conditions: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISIONER OF CORPORATIONS FOR THE STATE
OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISIONER’S RULES.

		Initials	Initials

(e)	If I am an Iowa investor, I have a minimum net worth (exclusive of home, auto and furnishings) of $75,000 and an annual taxable income of $100,000, or, in the alternative, a net worth (exclusive of home, auto and furnishings) of $350,000. My maximum investment in Paladin Realty Income
Properties, Inc. and its affiliates does not exceed 10% of my “liquid” net worth.

		Initials	Initials

(f)	If I am a Kansas investor, I understand that the Office of the Kansas Securities Commissioner recommends that investors limit their aggregate investment in shares of Paladin Realty Income Properties, Inc. and other similar direct participation investments to not more than 10% of their liquid net worth, which is defined as that portion of net worth that is comprised of cash, cash equivalents and readily marketable securities.

		Initials	Initials

(g)	If I am a Kentucky investor, I have a liquid net worth of at least 10 times my investment in
Paladin Realty Income Properties, Inc.

		Initials	Initials

(h)	If I am a Maine investor, I understand that the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

		Initials	Initials

(i)	If I am a Michigan investor, I have not invested more than 10% of my net worth in Paladin
Realty Income Properties, Inc.

		Initials	Initials

(j)	If I am an Oregon or Pennsylvania investor, I have a net worth of at least 10 times my investment in Paladin Realty Income Properties, Inc.

		Initials	Initials

(k)	If I am a Tennessee investor, my investment in Paladin Realty Income Properties, Inc. does not exceed 10% of my liquid net worth.

		Initials	Initials

(l)	I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.

		Initials	Initials

(m)	I am purchasing the Shares for my own account.

		Initials	Initials
The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Owner	Date

Signature of Joint Owner (if applicable)	Date

Signature of Custodian/Trustee (if applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF IRA OR QUALIFIED PLAN IS ADMINISTERED BY A THIRD PARTY)

8.	MISCELLANEOUS

Investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Paladin Realty Income Properties, Inc., agree that, if they fail to meet the suitability requirements for making an investment in Shares or can no longer make the other representations or warranties set forth in Section 7 above, they are required to promptly notify Paladin Realty Income Properties, Inc. and the Broker-Dealer in writing.

Investors who reside in the States of Ohio and Alabama may not participate in the Dividend Reinvestment Plan.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Paladin Realty Income Properties, Inc. Paladin Realty Income Properties, Inc. will send each stockholder a confirmation of his or her purchase.

Return to: Paladin Realty Income Properties, Inc., c/o Wells Fargo Bank, N.A., Corporate Trust and Escrow Solutions, Attn: Scott Lee, 625 Marquette Ave. 11th Floor, MAC N9311-115, Minneapolis, MN 55479

Paladin Investor Services: Toll-free Phone: 866-PAL-REIT, Fax: 415-485-4553, Email: info@paladinreit.com

Accepted by Paladin Realty Income Properties, Inc.

By	Name	Title	Date

CORPORATE RESOLUTION To be completed only by Corporate Subscribers
This form may be used by any current investor(s) (an “Investor”) to grant designated officer(s) of a corporation full authority regarding an investment in Paladin Realty Income Properties, Inc. Complete and deliver the form to:

Investor Relations Paladin Realty Advisors, LLC c/o Phoenix American Financial Service 2401 Kerner Boulevard San Rafael, California 94901	1-866-PAL-REIT 1-866-725-7348 e-mail: info@palreit.com www.paladinREIT.com

Date:

I hereby certify that pursuant to:

(a) a valid meeting of the board of directors of	, a corporation organized and existing under

and by virtue of the laws of the State of	(the “Corporation”), at which said meeting a quorum was

present and acting throughout, or

(b) a valid written consent of such a board of directors,

the following resolution was adopted and remains in full force and effect without modification through the date set forth above:

RESOLVED, that any officers of the Corporation listed below are, and any one of them hereby is, fully authorized, empowered, and directed to invest and to make any modifications to investments in Paladin Realty Income Properties, Inc. and that each of such officers is hereby authorized, empowered, and directed to execute, deliver on behalf of the Corporation and cause the Corporation to perform, under any and all agreements, instruments and other documents, and to take such actions as such officer may reasonably deem necessary or advisable to carry out such investments or modifications thereto.

I further certify that the authority thereby conferred is not inconsistent with the Charter or By-Laws of this Corporation, and that the following is a true and correct list of the officers of this Corporation as of the present date.

OFFICERS Please list all officers of the Corporation who meet the requirements listed above.

Name:	Title:

Name:	Title:

Name:	Title:

In Witness Whereof, I have hereunto set my hand this	day of	20

Secretary

TRUSTEE CERTIFICATION OF INVESTMENT POWERS To be completed only by Trust Subscribers
This form may be used in connection with investments held by a trust in Paladin Realty Income Properties, Inc. Complete and deliver the form to:

Investor Relations Paladin Realty Advisors, LLC c/o Phoenix American Financial Services 2401 Kerner Boulevard San Rafael, CA 94901	1-866-PAL-REIT 1-866-725-7348 e-mail: info@palreit.com www.paladinREIT.com

1.	TRUST INFORMATION

Complete Name of the Trust:

Date of the Trust:	Date of the Latest Amendment:

2.	AUTHORIZED INDIVIDUAL(S)

You are authorized to accept orders and other instructions from those individuals or entities listed below, unless their authority is expressly limited on this certification (attach extra pages, if necessary.)

Please select one of the following three options:

☐	The Trustee(s) listed below may act as a majority as provided in the trust document referenced above.

☐	The Trustee(s) listed below may act independently as provided in the trust document referenced above.

☐	The Trustee(s) listed below must act collectively as provided in the trust document referenced above.

The following are all of the Trustees of the Trust. Please note: all Trustees must sign this certification in Section 5.

Trustee’s Name (please print):

Trustee’s Name (please print):

Trustee’s Name (please print):

Trustee’s Name (please print):

3.	SUCCESSOR TRUSTEES Please complete this section if applicable.

Successor Trustees:

Successor Trustees:

Successor Trustees:

Successor Trustees:

TRUSTEE SIGNATURES REQUIRED ON THE BACK OF THIS PAGE.

4.	INVESTMENTS PERMITTED
(a)	We certify that we have the power under the Trust and applicable law to enter into transactions involving the establishment and modification of subscriptions pertaining to investments in Paladin Realty Income Properties, Inc. in respect of which the Trust has submitted a subscription agreement.
(b)	We understand you, at your sole discretion and for your sole protection, may require the written consent of any or all Trustees prior to acting upon the instructions of any individual Trustee. We, the Trustee(s), jointly and severally shall indemnify you and hold you harmless from any liability for effecting any orders, transactions and instructions, if you act pursuant to instructions you believe to have been given by any of the Authorized Individuals listed under Sections 2 above.
(c)	We agree to inform you in writing of any amendment to the Trust that affects its interest in Paladin Realty Income Properties, Inc. or its actions in respect thereto, or any change in the composition of the Trustee(s), or any other event that could materially alter the certifications made above. You may rely on the continued validity of this certification indefinitely absent actual receipt of such notice.
5.	TRUSTEE SIGNATURES All Trustees must sign. Should only one person execute this agreement, it shall constitute a representation that the signer is the sole Trustee. Attach extra pages if necessary.

Trustee Name (please print)	Signature	Date

Trustee Name (please print)	Signature	Date

Trustee Name (please print)	Signature	Date

Trustee Name (please print)	Signature	Date

Appendix C

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission file number 000-51860

PALADIN REALTY INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-0378980
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
10880 Wilshire Blvd., Suite 1400 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

(310) 996-8704

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 and Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).     Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes  ☐    No  ☒

As of May 4, 2012, there were 7,580,341 outstanding shares of common stock of Paladin Realty Income Properties, Inc.

PALADIN REALTY INCOME PROPERTIES, INC.

INDEX

PART I FINANCIAL INFORMATION		Page

Item 1.	Financial Statements	1

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Balance Sheets as of March 31, 2012 (unaudited) and December 31, 2011	2

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Statements of Operations for the three months ended March 31, 2012 and 2011 (unaudited)	3

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Statement of Equity for the three months ended March 31, 2012 (unaudited)	4

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2012 and 2011 (unaudited)	5

	Notes to Condensed Consolidated Financial Statements (unaudited)	6

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	17

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	28

Item 4.	Controls and Procedures	28

PART II OTHER INFORMATION

Item 1.	Legal Proceedings	28

Item 1A.	Risk Factors	29

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	29

Item 3.	Defaults Upon Senior Securities	30

Item 4.	Mine Safety Disclosures	30

Item 5.	Other Information	30

Item 6.	Exhibits	30

PART I — FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS.

The information furnished in the condensed consolidated balance sheets and related condensed consolidated statements of operations, stockholders’ equity, and cash flows included in this Quarterly Report on Form 10-Q reflects all normal and recurring adjustments that are, in management’s opinion, necessary for a fair and consistent presentation of the aforementioned financial statements. The condensed consolidated financial statements herein should be read in conjunction with the condensed notes to the condensed consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein and with the Annual Report on Form 10-K of Paladin Realty Income Properties, Inc. for the year ended December 31, 2011. Results of operations reported in this Quarterly Report on Form 10-Q for the three months ended March 31, 2012 are not necessarily indicative of the operating results expected for the full year.

1

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2012	December 31, 2011
ASSETS
Real Estate:
Building and improvements	$172,350,328	$171,952,566
Land	43,586,077	43,586,077
Furniture, fixtures and equipment	6,663,802	6,472,825
In-place leases	371,265	486,000
Tenant improvements	1,179,920	1,179,500

	224,151,392	223,676,968
Less: Accumulated depreciation and amortization	(18,225,748)	(16,731,741)

Total real estate, net	205,925,644	206,945,227
Cash and cash equivalents	9,726,435	8,000,503
Restricted cash	2,413,716	2,140,039
Prepaid expenses and other assets, net	3,324,974	4,346,883
Due from affiliates	128,395	89,036

TOTAL ASSETS	$221,519,164	$221,521,688

LIABILITIES AND EQUITY

Mortgages payable	$168,717,574	$168,924,800
Unaccepted subscriptions for common shares	266,762	277,911
Accrued expenses and other liabilities	3,834,806	4,064,017
Distributions payable	737,454	718,357

Total Liabilities	173,556,596	173,985,085

Equity:
Company’s Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized; none issued or outstanding	—	—
Common shares, $0.01 par value, 750,000,000 shares authorized; 7,396,367 shares and 7,124,027 shares issued and outstanding, respectively	73,962	71,239
Additional paid-in-capital	64,735,648	62,373,430
Accumulated deficit and distributions	(29,844,508)	(28,281,929)

Total Stockholders’ Equity	34,965,102	34,162,740

Noncontrolling interests	12,997,466	13,373,863

Total Equity	47,962,568	47,536,603

TOTAL LIABILITIES AND EQUITY	$221,519,164	$221,521,688

See notes to condensed consolidated financial statements.

2

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues
Rental income	$6,702,538	$4,764,302
Other income	689,042	446,012
Interest income	2,766	3,877

Total Revenues	7,394,346	5,214,191

Expenses
Property operating	2,808,801	2,002,597
Real property taxes	580,442	418,817
General and administrative	428,621	332,837
Interest expense, including amortization of deferred loan costs	2,527,219	1,903,064
Depreciation and amortization	1,643,531	1,208,977
Acquisition costs	—	347,653

Total Expenses	7,988,614	6,213,945

Loss before equity in earnings and noncontrolling interests	(594,268)	(999,754)
Equity in earnings from real estate joint venture	—	28,151

Net Loss	(594,268)	(971,603)
Noncontrolling interests	122,929	265,748

Net Loss Attributable to Company	$(471,339)	$(705,855)

Net Loss per common share
Basic & Diluted	$(0.06)	$(0.14)

Weighted average number of common shares outstanding
Basic & Diluted	7,293,887	5,211,687

See notes to condensed consolidated financial statements.

3

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

For the three months ended March 31, 2012

(Unaudited)

	Common Shares		Additional Paid-in Capital	Accumulated Deficit and Dividends	Noncontrolling Interests	Total Equity
	Common shares	Amount
BALANCE, December 31, 2011	7,124,027	$71,239	$62,373,430	$(28,281,929)	$13,373,863	$47,536,603
Issuance of common shares	273,993	2,740	2,708,154	—	—	2,710,894
Shares redeemed	(54,297)	(543)	(501,161)	—	—	(501,704)
Selling commissions and dealer manager fees	—	—	(248,036)	—	—	(248,036)
Offering costs	—	—	(96,331)	—	—	(96,331)
Distributions	—	—	—	—	(253,468)	(253,468)
Distributions declared ($0.60)	—	—	—	(1,091,240)	—	(1,091,240)
Shares issued pursuant to Distribution Reinvestment Plan	52,644	526	499,592	—	—	500,118
Net loss	—	—	—	(471,339)	(122,929)	(594,268)

BALANCE, March 31, 2012	7,396,367	$73,962	$64,735,648	$(29,844,508)	$12,997,466	$47,962,568

See notes to condensed consolidated financial statements.

4

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(594,268)	$(971,603)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities
Equity in earnings from real estate joint venture	—	(28,151)
Distributions from real estate joint venture	—	15,800
Depreciation and amortization expense	1,643,531	1,208,977
Amortization of deferred loan costs	100,975	84,854
Amortization of deferred compensation	—	19,726
Changes in operating assets and liabilities:
Increase in restricted cash	(286,456)	(510,780)
Decrease (increase) in prepaid expenses and other assets	153,171	(78,093)
Decrease in due from affiliates	(359,291)	(528,500)
Increase in accrued expenses and other liabilities	217,139	100,850

Net cash provided by / (used in) operating activities	874,801	(686,920)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of and expenditures for real estate and improvements	(302,535)	(5,364,530)
Decrease in restricted cash	1,630	20,428

Net cash used in investing activities	(300,905)	(5,344,102)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from mortgages payable	—	3,675,810
Payments on mortgages payable	(207,226)	(20,629)
Deferred loan costs	—	(50,571)
(Increase) decrease in restricted cash	11,149	(602,491)
Proceeds from issuance of common shares	2,710,894	3,819,408
Shares Redeemed	(501,704)	(370,083)
Increase (decrease) in unaccepted subscriptions for common stock	(11,149)	602,491
Selling commissions and dealer manager fees	(248,036)	(378,744)
Offering costs	(96,331)	(126,306)
Decrease in due from affiliates	319,932	35,447
Distributions paid	(572,025)	(382,056)
Contributions from noncontrolling interests	—	850,000
Distributions to noncontrolling interests	(253,468)	(223,631)

Net cash provided by financing activities	1,152,036	6,828,645

Net increase in cash and cash equivalents	1,725,932	797,623
Cash and cash equivalents – beginning of period	8,000,503	3,122,107

Cash and cash equivalents – end of period	$9,726,435	$3,919,730

Supplemental disclosure of non-cash investing and financing activities
Distributions payable	$737,454	$538,389
Common stockholder distributions reinvested in accordance with Distribution Reinvestment Plan	$500,118	$371,063
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$2,427,289	$1,819,430

See notes to condensed consolidated financial statements.

5

 Paladin Realty Income Properties, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2012 and 2011 (unaudited)

1. Organization

Paladin Realty Income Properties, Inc., a Maryland corporation (“Paladin REIT”), was formed on October 31, 2003 to invest in a diversified portfolio of high quality investments, including real property investments and real estate related investments, focusing primarily on investments that produce current income. As of March 31, 2012, we owned interests in 13 joint ventures that own 14 income-producing properties.

Multifamily Communities	Location	Year Built	Number of Units/Rentable Square Feet

Champion Farms Apartments	Louisville, Kentucky	2000	264 Units

Fieldstone Apartments	Woodlawn, Ohio	2001	244 Units[1]

Pinehurst Apartment Homes	Kansas City, Missouri	1986 and 1988; renovated in 2006	146 Units

Pheasant Run Apartments	Lee’s Summit, Missouri	1985; renovated in 2003 and 2004	160 Units

The Retreat Apartments	Shawnee, Kansas	1984; renovated in 2004 and 2005	342 Units

Hilltop Apartments	Kansas City, Missouri	1986	124 Units

Conifer Crossing	Norcross, Georgia	1981	420 Units

Lofton Place Apartments	Tampa, Florida	1988	280 Units

Beechwood Gardens Apartments	Philadelphia, Pennsylvania	1967; renovated in 2003 and 2004	160 Units

Stone Ridge Apartments	Columbia, South Carolina	1975	191 Units

Coursey Place Apartments	Baton Rouge, Louisiana	2003	352 Units

Pines of York Apartments	Yorktown, Virginia	1976	248 Units

Office

Two and Five Governor Park (two properties)	San Diego, California	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.

1As originally constructed, the property had 266 units, 22 of which were damaged by a fire on February 20, 2011. The damaged units are being rebuilt and are expected to be available for occupancy in June 2012.

6

Paladin REIT’s investment policy includes a variety of real estate product types, including apartments, office buildings, industrial buildings, shopping centers and hotels. Paladin REIT may also make real estate related investments, which include loans on real property such as first mortgage loans and mezzanine loans. Paladin REIT elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2006. Subject to certain restrictions and limitations, the business of Paladin REIT is managed by Paladin Realty Advisors, LLC (“Paladin Advisors”), an affiliate of Paladin REIT, pursuant to an amended and restated advisory agreement, dated July 28, 2011 (the “Advisory Agreement”). Paladin Advisors supervises and manages the day-to-day operations of Paladin REIT and selects the real property investments and real estate related investments it makes, subject to oversight by the board of directors of Paladin REIT. Paladin Advisors also provides marketing, sales, and client services on behalf of Paladin REIT.

On February 23, 2005, Paladin REIT’s initial public offering (the “Initial Offering”) was declared effective and Paladin REIT commenced its offering efforts. The Initial Offering terminated on July 28, 2008, in connection with the commencement of Paladin REIT’s follow-on offering (the “First Follow-On Offering”). On January 24, 2012, Paladin REIT terminated the First Follow-On Offering and commenced the second follow-on offering (the “Second Follow-On Offering,” and collectively with the Initial Offering and First Follow-On Offering, the “Offerings”). As of March 31, 2012, Paladin REIT had received proceeds of $78,687,887 for 7,941,708 shares in the Offerings.

Paladin REIT owns its assets and conducts its operations through Paladin Realty Income Properties, L.P., its operating partnership (“Paladin OP”). As of March 31, 2012 and December 31, 2011, Paladin Advisors held a 0.3% limited partnership interest, respectively, and Paladin REIT held a 99.7% general partnership interest in Paladin OP, respectively.

2.  Summary of Significant Accounting Policies

Principles of Reporting

Variable Interest Entities

The condensed consolidated financial statements include the accounts of Paladin REIT and its wholly owned and controlled entities (collectively, the “Company”). The Company consolidates any variable interest entities (“VIEs”) of which it has control (a) through voting rights or similar rights or (b) by means other than voting rights if the Company is the primary beneficiary, as defined below. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.

If an investment was determined to be a VIE, the Company then performed an analysis to determine if the Company is the primary beneficiary of the VIE. A VIE is consolidated by its primary beneficiary. The primary beneficiary is the party that has a controlling financial interest in an entity. In order for a party to have a controlling financial interest in an entity it must have (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses of an entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

Derivative Instruments

All derivative investments are carried at fair value. Although the Company has entered into a derivative financial instrument to manage interest rate risk, and may do so in the future to facilitate asset/liability strategies, the Company has not elected to treat the derivative as a hedge instrument in accordance with the accounting requirements of Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, and accordingly the changes in fair value are recorded in earnings for each period.

The accompanying condensed consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Revenues are recognized as earned, and expenses are recognized as incurred.

7

Risks and Uncertainties

The Company is operating in a challenging and uncertain economic environment. Financial and real estate companies continue to be affected by the lack of liquidity in financial markets, declines in real estate values and the reduction in the willingness of financial institutions to make new loans and refinance or extend existing loans on similar terms and conditions.

Noncontrolling Interests

Background

Noncontrolling interests are presented and disclosed as a separate component of equity (not as a liability or other item outside of permanent equity). Condensed consolidated net income includes the noncontrolling interest’s share of income. The calculation of earnings per share continues to be based on income amounts attributable to the Company. All changes in the Company’s ownership interest in a subsidiary are accounted for as equity transactions if the Company retains its controlling financial interest in the subsidiary.

Presentation

As of March 31, 2012 and December 31, 2011, the Company’s noncontrolling interests represent noncontrolling ownership interests in joint ventures controlled by the Company through ownership or contractual arrangements. These noncontrolling interests reported in equity are not subject to any mandatory redemption requirements or other redemption features outside of the Company’s control that would result in presentation outside of permanent equity.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes significant estimates regarding impairments. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management adjusts such estimates when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates and assumptions.

Real Estate and Depreciation

Land is carried at cost. Building and improvements, furniture, fixtures, and equipment, in-place leases, and tenant improvements are stated at cost, less accumulated depreciation and amortization. The Company allocates the purchase price of newly acquired properties between net tangible and identifiable intangible assets. The primary intangible asset associated with an apartment or office building property acquisition is the value of the existing lease agreements. When allocating the purchase price to an acquired property, the Company allocates the purchase price to the estimated value of the land, building, and fixtures assuming the property is vacant and to the estimated intangible value of the existing lease agreements. In some circumstances, the Company engages real estate appraisal firms to provide market information and evaluations that are relevant to its purchase price allocations; however, the Company is ultimately responsible for the purchase price allocation. The Company estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up. The Company depreciates the buildings and fixtures based on the expected useful life of the asset, which ranges from 27 to 45 years for the buildings and improvements and from 5 to 7 years for furniture, fixtures and equipment, using the straight line basis. The intangible value of the lease agreements is amortized over the average remaining life of the existing leases, which ranges from 3 to 24 months, using the straight line basis. This amortization is included in depreciation and amortization expense on the accompanying condensed consolidated statements of operations. Improvements and betterments are capitalized when they extend the useful life of the asset. Expenditures for repairs and maintenance are expensed as incurred.

8

The Company reviews long-lived assets and related identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. When such events or changes in circumstances occur, recoverability of the asset to be held and used is measured by a comparison of the carrying amount of the asset to future cash flows, undiscounted and without interest, expected to be generated by the asset. In order to review the Company’s investment properties for recoverability, the Company considers current market conditions, as well as its intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques; including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If the Company’s analysis indicates that the carrying value of the investment property is not recoverable on an undiscounted cash flow basis, the Company recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property. If the sum of the expected future cash flows (undiscounted and without interest) is less than the Company’s carrying amount for the asset, an impairment loss is recognized based upon the asset’s fair value. There were no impairment charges taken for the three months ended March 31, 2012 and 2011.

Acquisition of Real Estate

The fair value of real estate acquired, which includes the impact of fair value adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and other value of in-place leases based in each case on their fair values. We aggregate all identified intangible assets and liabilities and present them net as a separate line item on the consolidated balance sheets. The weighted average amortization period for all identified intangible assets and liabilities is 1 year of less. Acquisition costs are expensed as incurred and are included in property operating expense in the accompanying condensed consolidated statement of operations. Noncontrolling interests acquired are also recorded at estimated fair market value.

The fair value of the tangible assets of an acquired property (which includes land, building and improvements and furniture, fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building and improvements based on management’s determination of relative fair values of these assets. In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are recorded based on the difference between the current in-place lease rent and management’s estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

Deferred Loan Costs

Loan costs are capitalized and amortized using the effective interest method over the life of the related loan. The amortization is recorded as a component of interest expense.

Revenue Recognition

The Company primarily leases residential apartments to tenants under non-cancellable operating leases with terms ranging from 3 to 12 months. The Company also leases commercial space to tenants with lease terms extending to 2017. Rental income related to leases is recognized in the period earned over the lease term.

Other income consists of various tenant-related charges and is recognized as revenue in the period in which the applicable charge is incurred.

Accounts Receivable

Accounts receivable is included in prepaid insurance and other assets, net in the condensed consolidated balance sheets. Bad debts are recorded under the specific identification method, whereby, uncollectible receivables are directly written off when identified.

Cash Equivalents

Cash equivalents represent highly liquid investments with maturities at the date of purchase of three months or less.

9

Restricted Cash

Restricted cash included $266,762 and $277,911 as of March 31, 2012 and December 31, 2011 respectively, for subscription proceeds held in escrow until investors are admitted as stockholders. Upon acceptance of stockholders, shares of stock are issued, and Paladin REIT receives the subscription proceeds. At March 31, 2012 and December 31, 2011, restricted cash also included $2,146,954 and $1,862,128, respectively, held in restricted accounts for building and tenant improvements, repairs, property taxes and insurance as required by lenders.

Income Taxes

The Company elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2006, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income. No provision has been made for federal income taxes for the three months ended March 31, 2012 and 2011 in the accompanying condensed consolidated financial statements.

The Company uses a more-likely-than-not threshold for recognition and decrecognition of tax positions taken or to be taken in a tax return. The Company has assessed its tax positions for all open tax years since January 1, 2009 and concluded that there were no material uncertainties to be recognized. The Company’s accounting policy with respect to interest and penalties related to tax uncertainties is to classify these amounts as provision for income taxes. The Company has not recognized any interest and penalties related to tax uncertainties for the three months ended March 31, 2012 and 2011.

Organization and Offering Costs

Organization costs are expensed as incurred and offering costs are charged to stockholders’ equity. These costs are subject to a 3.0% limitation of the gross proceeds from the Initial Offering, First Follow-on Offering and Second Follow-on Offering pursuant to the Company’s Advisory Agreement with Paladin Advisors, as described in Note 5.

Expense Reimbursement

Pursuant to the terms of the Advisory Agreement, Paladin Advisors is entitled to reimbursement of actual expenses incurred for administrative and other services provided to the Company by Paladin Advisors and its affiliates for which they do not otherwise receive a fee. Additionally, Paladin Advisors must pay the Company quarterly any amounts by which the Company’s operating expenses exceed the 2%/25% Rule in the 12 months then ended (the “Expense Period”), unless a majority of the Company’s independent directors approves reimbursement of any excess. The Company will not reimburse Paladin Advisors for operating expenses that in any fiscal year exceed the 2%/25% Rule. The Company’s average invested assets, as defined in the Advisory Agreement, for any period are equal to the average book value of the Company’s assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period. For the year ended March 31, 2012, the average book value of the Company’s invested assets before reserves for depreciation or bad debts or other similar non-cash reserves was approximately $223,900,000. The Company’s net income, as defined in the Advisory Agreement, for any period, for purposes of the 2%/25% Rule, is equal to our total revenue less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves for such period. Operating expenses include all expenses incurred by the Company under GAAP including the asset management fee, but excluding organization and offering expenses, selling commissions and dealer manager fees, interest payments, taxes, non-cash expenditures such as depreciation, amortization and bad debt reserves, the subordinated disposition fee, acquisition fees and expenses and distributions pursuant to Paladin Advisors’ subordinated participation interest in Paladin OP.

10

On a quarterly basis, in accordance with the Advisory Agreement, the Company recognizes an expense for operating expenses paid on its behalf by Paladin Advisors that do not exceed the 2%/25% Rule. Additionally, Paladin Advisors must pay to the Company within 60 days after the end of each fiscal quarter for the 12 months then ended any expenses in excess of the 2%/25% Rule, unless a majority of the Company’s independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Such approved excess represents an unrecognized commitment and becomes payable by the Company at such time when the excess amount and amounts of future operating expenses are within the 2%/25% Rule. Within 60 days after the end of any Expense Period for which total operating expenses exceed the 2%/25% Rule, the Company will send its stockholders written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. However, at Paladin Advisors’ option, Paladin Advisors or its affiliate, as applicable, may defer the refund of expenses and elect to receive such payments, without interest, in any subsequent fiscal year that Paladin Advisors designates. As of March 31, 2012, there were no unrecognized commitments relating to unreimbursed excess operating expenses pursuant to the 2%/25% Rule.

During the Expense Period ended March 31, 2012, the Company’s general and administrative expenses, including expenses incurred on the Company’s behalf by Paladin Advisors and its affiliates, did not exceed the 2%/25% Rule. During the Expense Period ended March 31, 2012, $80,765 was paid by Paladin Advisors.

For the three months ended March 31, 2012, the Company recognized $428,621 of general and administrative expenses, including $15,831 paid on the Company’s behalf by Paladin Advisors in general and administrative expenses. In accordance with the Advisory Agreement, the Company recognizes on a quarterly basis amounts not exceeding the 2%/25% Rule.

Per Share Data

The Company presents both basic and diluted loss per share (“EPS”). Basic EPS excludes potentially dilutive securities and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Dilutive EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised, where such exercise would result in a lower EPS amount. There were no unvested shares of restricted stock as of March 31, 2012.

Unaccepted Subscriptions for Common Stock

Unaccepted subscriptions for shares of our common stock include proceeds related to subscriptions that were held in escrow but had not been accepted by the Company as of March 31, 2012 and December 31, 2011.

Fair Value of Financial Instruments

In evaluating fair value, GAAP outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The hierarchy ranks the quality and reliability of inputs used to determine fair value, which are then classified and disclosed in one of the three categories (or levels).  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations whose inputs are observable. Level 3 includes model-derived valuations with unobservable inputs.

The Company’s financial assets and liabilities are not carried at fair value, however the fair values of cash and cash equivalents, restricted cash, other assets, distributions payable and other liabilities approximate the carrying values due to the short-term nature of these financial instruments. As of March 31, 2012, the mortgage loans had an estimated fair value of approximately $180.7 million compared to the carrying value of $168.7 million. As of December 31, 2011, the mortgage loans had an estimated fair value of approximately $183.3 million compared to the carrying value of $168.9 million. To determine fair value, the fixed rate debt is discounted at a rate based on an estimate of current lending rates as of March 31, 2012 and December 31, 2011.  The estimated fair values of the Company’s mortgage loans are considered level 2 within the fair value hierarchy.

Share-based Compensation

The Company records compensation expense for the restricted common stock using the straight-line attribution method, assuming no forfeitures. For the three months ended March 31, 2012 and 2011, the Company recorded $0 and $19,726, respectively, of related compensation expense which amounts are included in general and administrative expenses in the accompanying condensed consolidated statements of operations. There were no unamortized compensation costs on non-vested shares at March 31, 2012 and December 31, 2011.

As of March 31, 2012, there were no shares of restricted stock that were unvested.

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3. Investments

Investments in Real Estate

As of March 31, 2012, Paladin REIT held the following investments in real estate:

	Paladin OP Ownership %	Property	Year Built	Number of Units/Rentable Square Feet
Multifamily Communities
Springhurst Housing Partners, LLC	70.0%	Champion Farms Apartments	2000	264 Units

Glenwood Housing Partners I, LLC	83.0%	Fieldstone Apartments	2001	244 Units[1]

KC Pinehurst Associates, LLC	97.5%	Pinehurst Apartment Homes	1986 and 1988; renovated in 2006	146 Units

KC Pheasant Associates, LLC	97.5%	Pheasant Run Apartments	1985; renovated in 2003 and 2004	160 Units

KC Retreat Associates, LLC	97.5%	The Retreat Apartments	1984; renovated in 2004 and 2005	342 Units

Park Hill Partners I, LLC	49.0%	Hilltop Apartments	1986	124 Units

FPA/PRIP Conifer, LLC	42.5%	Conifer Crossing	1981	420 Units

Evergreen at Lofton Place, LLC	60.0%	Lofton Place Apartments	1988	280 Units

Morgan Beechwood, LLC	82.3%	Beechwood Garden Apartments	1967; renovated in 2003 and 2004	160 Units

DT Stone Ridge, LLC	68.5%	Stone Ridge Apartments	1975	191 Units

Coursey Place Sole Member, LLC	51.7%	Coursey Place Apartments	2003	352 Units

FP-1, LLC	90.0%	Pines of York Apartments	1976	248 Units

Office

FPA/PRIP Governor Park, LLC	47.7%	Two and Five Governor Park	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.

[1]

As originally constructed, the property had 266 units, 22 of which were damaged by a fire on February 20, 2011. The damaged units are being rebuilt and are expected to be available for occupancy in June 2012.

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4. Mortgages Payable

Mortgages Payable

Mortgages payable consist of the following:

	March 31, 2012	December 31, 2011
Mortgage payable—interest only at a fixed rate of 6.14% payable monthly until the loan matures on July 1, 2016, secured by Champion Farms Apartments property (1)	$16,350,000	$16,350,000

Mortgage payable—interest only at 6.05% payable monthly until July 1, 2011, after which principal and interest are due until the loan matures on July 1, 2014, secured by the Fieldstone Apartments property (1)	16,378,879	16,426,250

Mortgage payable—principal and interest at 5.58% payable monthly until the loan matures January 1, 2016, secured by the Pinehurst Apartment Homes property (2)	4,461,477	4,482,545

Mortgage payable—interest only at 5.95% payable monthly until the loan matures on October 1, 2017, secured by the Pheasant Run Apartments property (3)	6,250,000	6,250,000

Mortgage payable—interest only at 5.58% payable monthly until February 1, 2013, after which principal and interest are due until the loan matures on February 1, 2018, secured by the Retreat Apartments property (4)	13,600,000	13,600,000

Mortgage payable—interest only at 5.81% payable monthly until December 1, 2012, after which principal and interest are due until the loan matures on December 1, 2017, secured by the Hilltop Apartments property (5)	4,250,000	4,250,000

Mortgage payable—interest only at 5.96% payable monthly until September 1, 2011, after which principal and interest are due until the loan matures on September 1, 2015, secured by the Conifer Crossing property (6)	28,534,753	28,617,670

Mortgage payable—interest only at 7.00% payable monthly until the loan matures on December 19, 2012, secured by the Two and Five Governor Park properties (7)	10,539,988	10,539,988

Mortgage payable-interest only at 5.66% payable monthly until November 1, 2011, after which principal and interest are due until the loan matures on October 1, 2019, secured by the Lofton Place Apartments property (8)	11,939,509	11,976,347

Mortgage payable—interest only at 5.49% payable monthly until February 1, 2012, after which principal and interest are due until the loan matures on January 1, 2020, secured by the Beechwood Gardens Apartments property (9)	8,641,968	8,661,000

Mortgage payable—interest only at 6.5% payable monthly until the loan matures on April 9, 2012, secured by the Stone Ridge Apartments property (10)	3,500,000	3,500,000

Mortgage payable—interest only at a fixed rate of 5.07% payable monthly until the loan matures on August 1, 2021, secured by Coursey Place Apartments property(11)	28,500,000	28,500,000

Mortgage payable—interest only at 4.46% payable monthly until January 1, 2014, after which principal and interest are due until the loan matures on December 1, 2021, secured by the Pines of York Apartments property (12)	15,771,000	15,771,000

Total mortgages payable	$168,717,574	$168,924,800

13

(1)	In general, the mortgage loan may be voluntarily or involuntarily prepaid subject to certain prepayment penalties. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property.
(2)	The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. In addition, the loan is guaranteed by James E. Lippert, an affiliate of JTL Holdings, LLC and JTL Asset Management, Inc., pursuant to a guaranty dated September 13, 2007, but only upon the occurrence of certain limited events.
(3)	The loan will automatically be extended until October 1, 2018 with an adjustable interest rate based on the Federal Home Loan Mortgage Corporation Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. In the event of default, the entire unpaid principal balance, any accrued interest, any prepayment penalty and all other amounts payable under the promissory note will be due and payable.
(4)	The loan will automatically be extended until February 1, 2019 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.
(5)	The loan will automatically be extended until December 1, 2018 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.
(6)	The loan will automatically be extended until September 1, 2016 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler, a management committee representative of FPA Conifer Investors, LLC, but only upon the occurrence of certain limited events.
(7)	The loan has two, one-year extensions which may be exercised if, among other things, the properties have (a) a debt service coverage ratio of 1.2 or better, and (b) a loan to value ratio of no more than 70.0% based on an appraisal. Each extension is subject to an extension fee equal to 1.5% of the outstanding principal balance. On December 17, 2010, the loan was extended for one year until December 19, 2011, and on December 19, 2011, the loan was extended for an additional year until December 19, 2012. In connection with the loan extensions, the Company paid loan extension fees and other costs of $175,986. The loan is prepayable at any time prior to its maturity, subject to an exit fee equal to 1.0% of the principal being repaid. The loan is secured by a mortgage on the property pursuant to a Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler but only upon the occurrence of certain limited events.
(8)	The loan will mature on October 1, 2019. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond our control. The borrower possesses the right to prepay the loan, in total but not in part, only if the Note is (i) not assigned to a REMIC trust; or (ii) if the Note is assigned to a REMIC trust on or after October 1, 2010. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the Note to a REMIC trust by October 1, 2010; however, if the Note has been securitized, the loan will be subject to a maximum two-year lock-out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Charles M. Thompson, but only upon the occurrence of certain limited events.

14

(9)	The loan will mature on January 1, 2020. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond the Company’s control. The borrower possesses the right to prepay the loan, in total but not in part, only if the Note is (i) not assigned to a REMIC trust; or (ii) if the note is assigned to a REMIC trust on or after January 1, 2011. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the note to a REMIC trust by January 1, 2011; however, if the note has been securitized, the loan will be subject to a maximum two-year lock-out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed, jointly and severally, by Herbert Morgan, Robert C. Morgan and Robert J. Moser, but only upon the occurrence of certain limited events.
(10)	The loan will mature on April 9, 2012. The loan has an interest rate cap of 6.5% and pays interest-only for its term. The loan may be prepaid during the loan term, subject to certain conditions, fees and limitations. The borrower may prepay the loan, in total but not in part with not more than sixty (60) days or less than thirty (30) days notice to the lender. The loan has a 1% exit fee with discounts available if the loan is refinanced with lender (or an affiliate) during the first nine months of the term. If the loan is refinanced with lender (or an affiliate) within the first six (6) months, the exit fee will be waived; if the loan is refinanced after six (6) months but before nine (9) months, the exit fee will be one-half of one percent (0.5%). The loan is secured by a mortgage on the property pursuant to a Mortgage and Security Agreement, Cash Management Agreement and Assignment of Leases and Rents. In addition, the loan is guaranteed, jointly and severally, by Paladin Realty Income Properties, LP, James Markel, Daniel Markel and Thomas Gallop, but only upon the occurrence of certain limited events.
(11)	The loan will mature on August 1, 2021. Except if the loan is assigned to a Real Estate Mortgage Investment Conduit (REMIC), the loan is generally prepayable subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates. In addition, the loan is guaranteed by Charles M. Thompson, an affiliate of ERES Coursey not otherwise affiliated with the Company, but only upon the occurrence of certain limited events.
(12)	The loan is interest only for the first two years and then commences amortization of principal and interest on a 30-year schedule thereafter and will mature on December 31, 2021. Except if the loan is assigned to a Real Estate Mortgage Investment Conduit (REMIC), the loan is generally prepayable subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates. The loan is secured by a mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, effective as of November 15, 2011. In addition, the loan is separately guaranteed by David C. Falk and Wendy C. Drucker, but only upon the occurrence of certain limited events. David C. Falk and Wendy C. Drucker are principals of Drucker & Falk. The Multifamily Note and Security Instrument were assigned to Freddie Mac pursuant to an Assignment of Security Instrument, dated November 15, 2011.

The loan agreements contain various covenants, which among other things, limit the ability of the borrower to incur indebtedness, engage in certain business activities, enter into material leases on the property and transfer their interest in the property among others. The loan agreements also contain certain customary events of default, including, without limitation, payment defaults, cross-defaults to certain other agreements with respect to the property and bankruptcy-related defaults. In the event of default, the loan may be accelerated and all amounts due under the loan will become immediately due and payable. As of March 31, 2012, the Company is in compliance with its debt covenants.

15

Paladin REIT’s charter provides that its independent directors must approve any borrowing in excess of 300% of the value of its net assets and the justification for such excess borrowing must be disclosed to its stockholders in its next quarterly report. Net assets for purposes of this calculation are defined to be Paladin REIT’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of Paladin REIT’s assets before non-cash reserves and depreciation. As of March 31, 2012, Paladin REIT’s borrowings did not exceed 300% of the value of its net assets.

5. Related Party Transactions

KBR Capital Markets, LLC (“KBR Capital Markets”), began serving as the dealer manager for the Initial Offering pursuant to a dealer manager agreement dated June 5, 2007, as amended by the amendment to the dealer manager agreement dated February 23, 2008. KBR Capital Markets, formerly known as Paladin Realty Securities, LLC, was a wholly owned subsidiary of Paladin Advisors from its initial formation on May 23, 2007 until its transfer to KBR Capital Partners, LLC on September 1, 2011. In connection with the First Follow-On Offering, Paladin REIT entered into a dealer manager agreement dated February 6, 2008 (the “Follow-On Dealer Manager Agreement”) with KBR Capital Markets. Pursuant to the terms of the Follow-On Dealer Manager Agreement, Paladin REIT pays KBR Capital Markets selling commissions of 6.0% of the gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering and Paladin REIT does not pay any commission from the sale of shares of its common stock pursuant to its distribution reinvestment plan. Paladin REIT also pays KBR Capital Markets a dealer manager fee of up to 3.5% of gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering. KBR Capital Markets may pay all or a portion of these selling commissions and dealer manager fees to participating broker-dealers. In connection with the Second Follow-On Offering, Paladin REIT entered into a dealer manager agreement dated January 24, 2012 (the “Second Follow-On Dealer Manager Agreement”) with KBR Capital Markets. Pursuant to the terms of the Second Follow-On Dealer Manager Agreement, Paladin REIT pays KBR Capital Markets selling commissions of up to 7.0% of the gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering and Paladin REIT does not pay any commission from the sale of shares of its common stock pursuant to its distribution reinvestment plan. Paladin REIT also pays KBR Capital Markets a dealer manager fee of up to 3.0% of gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering. KBR Capital Markets may pay all or a portion of these selling commissions and dealer manager fees to participating broker-dealers.

For the three months ended March 31, 2012, Paladin REIT incurred $248,036 in selling commissions and dealer manager fees to KBR Capital Markets, LLC.

The Advisory Agreement entitles Paladin Advisors to specified fees upon the provision of certain services with regard to the Offerings as well as reimbursement for organization and offering costs, and certain other costs, incurred by Paladin Advisors on behalf of the Company.

Amounts due from Affiliates

	March 31, 2012	December 31, 2011
General and administrative expenses due from (to) affiliates (1)	$5,385	$(353,906)
Organization and offering costs due from affiliates (2)	123,010	442,942
Total due from affiliates	$128,395	$89,036
Unrecognized organization and offering costs (3)	$8,380,276	$8,299,974

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(1)	Pursuant to the Advisory Agreement, the Company will not reimburse Paladin Advisors for operating expenses that exceed the 2%/25% Rule, except as permitted by the 2%/25% Rule, as described in Note 2. During the three months ended March 31, 2012, the Company incurred $412,790 of general and administrative expenses, which is the equivalent of operating expenses under the Advisory Agreement. Separately, Paladin Advisors incurred $15,831. Due to the application of the 2%/25% Rule, the Company was able to recognize a total of $428,621 of general and administrative expenses in its condensed consolidated statement of operations with the additional amount of $15,831, which was incurred in the current year and recorded as due to affiliates. Pursuant to the Advisory Agreement, the Company paid $122,295 in asset management fees due to Paladin Advisors for its 14 properties during the three months ended March 31, 2012. For each of these 14 properties, from the respective dates of acquisition through the period that the Company owns the properties, Paladin Advisors has elected to receive a monthly asset management fee equal to one-twelfth of 0.3% of the Company’s allocable cost of the real property acquired. Paladin Advisors acknowledges that it has waived its right to receive any additional amounts due under the Advisory Agreement for such properties. During the three months ended March 31, 2012, in accordance with the Advisory Agreement, the Company reimbursed Paladin Advisors $375,122 of previously accrued general and administrative expenses. As of March 31, 2012, there were no unrecognized commitments relating to unreimbursed excess operating expenses pursuant to the 2%/25% Rule.
(2)	Organization and offering costs of the Company are paid by Paladin Advisors or its affiliates, including Paladin Realty, on behalf of the Company and directly by the Company. Organization and offering costs consist of actual marketing, legal, accounting, printing and other offering expenses, including amounts to reimburse Paladin Advisors, its affiliates or its dealer manager, for all marketing related costs and expenses, including, but not limited to, expenses relating to registering and marketing the shares and other marketing and organization costs, technology costs and expenses attributable to the Offerings, and payment or reimbursement of bona fide due diligence expenses of the dealer manager and broker-dealers participating in the Offerings. Pursuant to the Advisory Agreement, the Company is obligated to reimburse Paladin Advisors or its affiliates for amounts advanced for organization and offering costs to the extent they do not exceed 3.0% of the gross proceeds of the Offerings. Organization and offering costs due from affiliates of $123,010 represents such costs in excess of the 3% limitation and are due within 60 days after the end of the Follow-On Offering. For the three months ended March 31, 2012, the Company paid $175,268 of offering costs. Due to the application of the 3.0% limitation, the Company recognized $96,331, which was charged to stockholders’ equity with the additional amount of $78,937 recorded as due from affiliates. In accordance with the Advisory Agreement, on March 23, 2012, Paladin Advisors reimbursed the Company $398,869 for organization and offering costs that were in excess of the 3% limitation as of the date the First Follow-on Offering ended, January 24, 2012.
(3)	Not reflected in the condensed consolidated financial statements at March 31, 2012 and December 31, 2011 as these amounts have exceeded the 3.0% limitation as described above in Note 2 and only become payable to Paladin Advisors or its affiliates in future periods as we receive additional proceeds from the Company’s offerings and the related offering costs do not exceed such 3% limitation.

6. Subsequent Events

On April 5, 2012, the Company made a loan to DT Stone Ridge, LLC to pay off the mortgage loan associated with Stone Ridge Apartments that matured on April 9, 2012. The loan bears interest of 7.5% and matures on April 1, 2013.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) is intended to help the reader understand our operations and our present business environment. The MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes thereto contained in Part I, Item I of this report and the consolidated financial statements and the accompanying notes thereto contained in Part II, Item 8, and the information under “Risk Factors” contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011. As used herein, the terms “we,” “our” and “us” refer to Paladin Realty Income Properties, Inc., a Maryland corporation, and its consolidated subsidiaries. Historical results and trends which might appear in the consolidated financial statements should not be interpreted as being indicative of future operations.

17

Forward-Looking Statements

Certain information included in this Quarterly Report on Form 10-Q contains, and other materials filed or to be filed by us with the SEC contain or will contain, forward-looking statements. All statements, other than statements of historical facts, including, among others, statements regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives, are forward-looking statements. Those statements include statements regarding our intent, belief or current expectations and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;
•	our projected operating results;
•	our ability to obtain future financing arrangements;
•	estimates relating to our future distributions;
•	our understanding of our competition;
•	market trends;
•	projected capital expenditures; and
•	use of proceeds of our Second Follow-On Offering (defined below).

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2011;
•	changes in our business strategy;
•	availability, terms and deployment of capital;
•	availability of qualified personnel;
•	changes in our industry, interest rates or the general economy; and
•	the degree and nature of our competition.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

Overview

We are a Maryland corporation formed on October 31, 2003 to invest in a diversified portfolio of high quality investments, including real property investments and real estate related investments, focusing primarily on investments that produce current income.

Portfolio Summary

As of March 31, 2012, we owned interests in 13 joint ventures that own 14 income-producing properties:

18

	Location	Year Built	Number of Units/Rentable Square Feet
Multifamily Communities

Champion Farms Apartments	Louisville, Kentucky	2000	264 Units

Fieldstone Apartments	Woodlawn, Ohio	2001	244 Units[1]

Pinehurst Apartment Homes	Kansas City, Missouri	1986 and 1988; renovated in 2006	146 Units

Pheasant Run Apartments	Lee’s Summit, Missouri	1985; renovated in 2003 and 2004	160 Units

The Retreat Apartments	Shawnee, Kansas	1984; renovated in 2004 and 2005	342 Units

Hilltop Apartments	Kansas City, Missouri	1986	124 Units

Conifer Crossing	Norcross, Georgia	1981	420 Units

Lofton Place Apartments	Tampa, Florida	1988	280 Units

Beechwood Gardens Apartments	Philadelphia, Pennsylvania	1967; renovated in 2003 and 2004	160 Units

Stone Ridge Apartments	Columbia, South Carolina	1975	191 units

Evergreen at Coursey Place Apartments	Baton Rouge, Louisiana	2003	352 units

Pines of York Apartments	Yorktown, Virginia	1976	248 units

Office

Two and Five Governor Park (two properties)	San Diego, California	1985 and 1989	22,470 Sq. Ft.; 53,048 Sq. Ft.

[1]

As originally constructed, the property had 266 units, 22 of which were damaged by a fire on February 20, 2011. The damaged units are being rebuilt and are expected to be available for occupancy in June 2012.

We intend to invest in a variety of real estate property types, either directly or through joint ventures, including apartments, office buildings, industrial buildings, shopping centers and hotels. We also may invest in loans on real property such as mortgage loans and mezzanine loans, which we refer to as real estate related investments.

We own our assets and conduct our operations through Paladin Realty Income Properties, L.P., our operating partnership (“Paladin OP”). As of March 31, 2012 and December 31, 2011, Paladin Advisors held a 0.3% limited partnership interest, respectively, and we held a 99.7% general partnership interest in Paladin OP, respectively.

We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2006, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. We believe we operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, we generally will not be subject to federal income tax, provided that distributions to our stockholders equal at least the amount of our taxable income. Even if we qualify for taxation as a REIT, we may be subject to federal income and excise taxes on our undistributed taxable income. We may also be subject to certain state or local taxes.

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Critical Accounting Policies

A comprehensive enumeration of our significant accounting policies, which are unchanged, is presented in our consolidated financial statements and notes thereto appearing elsewhere in this report and our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 30, 2012.

Results of Operations

Three Months Ended March 31, 2012 Compared to the Three Months Ended March 31, 2011

Rental income for the three months ended March 31, 2012 was $6,702,538, compared to $4,764,302 for the three months March 31, 2011. Our rental income has changed due to the acquisition of Stone Ridge Apartments on March 30, 2011, the acquisition of Coursey Place Apartments on July 28, 2011 and the acquisition of Pines of York Apartments on November 16, 2011. We expect rental income to continue to increase in future periods, as compared to historical periods, as a result of our current investments in real properties and future real property investments and real estate related investments.

Other income for the three months ended March 31, 2012 was $689,375, compared to $446,012 for the three months ended March 31, 2011. Other income consists of various tenant-related charges and is recognized as revenue in the period in which the applicable charge is incurred. Other income changed primarily due to the acquisitions of Stone Ridge Apartments, Coursey Place Apartments and Pines of York Apartments.

Property operating expenses for the three months ended March 31, 2012 were $2,808,801 compared to $2,002,597 for the three months ended March 31, 2011. Property operating expenses changed mainly due to the acquisitions of Stone Ridge Apartments, Coursey Place Apartments and Pines of York Apartments. We expect property operating expenses to continue to increase in future periods, as compared to historical periods, as a result of our current investments in real properties and future real property investments and real estate related investments.

Real property taxes were $580,442 for the three months ended March 31, 2012, compared to $418,817 for the three months ended March 31, 2011. Real estate taxes changed primarily due to the acquisitions of Stone Ridge Apartments, Coursey Place Apartments and Pines of York Apartments.

General and administrative expenses were $428,621 for the three months ended March 31, 2012 compared to $332,837 for the three months ended March 31, 2011.

Interest expense, including amortization of deferred financing costs, was $2,527,219 for the three months ended March 31, 2012 compared to $1,903,064 for the three months ended March 31, 2011. The change in interest expense was primarily related to the acquisition of Stone Ridge Apartments, Coursey Place Apartments and Pines of York Apartments.

Depreciation and amortization expense was $1,643,531 for the three months ended March 31, 2012, and $1,208,977 for the three months ended March 31, 2011. The change in depreciation and amortization expense was primarily related to the acquisitions of Stone Ridge Apartments, Coursey Place Apartments and Pines of York Apartments.

Equity in earnings from real estate joint venture was $0 for the three months ended March 31, 2012 compared to $28,151 for the three months ended March 31, 2011. The change relates to the sale of 801 Fiber Optic Drive in April 2011, the Company’s only unconsolidated investment.

Loss allocated to noncontrolling interests was $122,929 for the three months ended March 31, 2012, compared to $265,748 for the three months ended March 31, 2011. The change was due mainly to acquisitions of properties in 2011 and to the allocation of profits or losses of each project.

Net loss attributable to us was $471,339 for the three months ended March 31, 2012, compared to net loss attributable to us of $705,855 for the three months ended March 31, 2011, primarily due to the net impact of the items discussed above.

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Inflation

We have not noticed a significant impact from inflation on our revenues, net sales or net income from continuing operations.

Related Party Transactions and Agreements

Selling Commissions and Dealer Manager Fees. KBR Capital Markets, LLC (formerly Paladin Realty Securities, LLC) is the Dealer Manager for the Second Follow-On Offering. On September 1, 2011, Paladin Advisors sold the Dealer Manager to KBR Capital Partners, LLC, an unaffiliated third party. Pursuant to the terms of the Dealer Manager Agreement for the Second Follow-On Offering, we pay the Dealer Manager selling commissions of 7.0% of the gross offering proceeds from the sale of shares of our common stock in our primary offering and we do not pay any commission from the sale of shares of our common stock pursuant to our distribution reinvestment plan. We also pay the Dealer Manager a dealer manager fee during our Follow-On Offering of up to 3.0% of gross offering proceeds from the sale of shares of our common stock in our primary offering. The Dealer Manager may pay all or a portion of these selling commissions and dealer manager fees to participating broker-dealers.

Organization and Offering Costs. Our organization and offering costs are paid by Paladin Advisors or its affiliates, including Paladin Realty, on behalf of us and directly by us. Organization and offering costs consist of actual legal, accounting, printing and other offering expenses, including amounts to reimburse Paladin Advisors, its affiliates or our Dealer Manager, for all marketing related costs and expenses, including, but not limited to, expenses relating to registering and marketing the shares and other marketing and organization costs, technology costs and expenses attributable to the Offerings, and payment or reimbursement of bona fide due diligence expenses of the Dealer Manager and broker-dealers participating in the Offerings. Pursuant to the Advisory Agreement, we are obligated to reimburse Paladin Advisors or its affiliates for amounts advanced for organization and offering costs, provided that Paladin Advisors and its affiliates are responsible for the payment of organization and offering costs to the extent they exceed 3.0% of gross proceeds from the Offerings, excluding proceeds from our distribution reinvestment plan, and will be required to return to us any amount we reimburse them in excess of 3.0% of the gross proceeds from the Offerings, excluding proceeds from our distribution reinvestment plan.

We recognized cumulative organization and offering costs of $2,369,188 as of March 31, 2012. Such costs only become our liability when they do not exceed 3.0% of the gross proceeds of the Offerings, excluding proceeds from our distribution reinvestment plan. When recognized by us, organization and offering costs are charged to stockholders’ equity. During the three months ended March 31, 2012, we paid $175,268 of offering costs. Due to the application of the 3.0% limitation, we recognized $96,331, as a charge to stockholders’ equity with the additional amount of $78,937 recorded as due from affiliate. Paladin Advisors is required to reimburse the current balance of $123,010 within 60 days after the end of the First Follow-On Offering.

As of March 31, 2012, we have recognized a cumulative total of $2,369,188 of organization and offering costs. Subject to the 3.0% limitation, the remaining $8,380,276 in organization and offering costs, as of March 31, 2012 may be recognized in future periods if we receive additional proceeds of our offerings, and costs incurred are less than 3% of gross proceeds.

Expense Reimbursement. Pursuant to the terms of the Advisory Agreement, Paladin Advisors is entitled to reimbursement of actual expenses incurred for administrative and other services provided to the Company by Paladin Advisors and its affiliates for which they do not otherwise receive a fee. Additionally, Paladin Advisors must pay the Company quarterly any amounts by which the Company’s operating expenses exceed the 2%/25% Rule in the 12 months then ended (the “Expense Period”), unless a majority of the Company’s independent directors approves reimbursement of any excess. The Company will not reimburse Paladin Advisors for operating expenses that in any fiscal year exceed the 2%/25% Rule. The Company’s average invested assets, as defined in the Advisory Agreement, for any period are equal to the average book value of the Company’s assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period. For the year ended March 31, 2012, the average book value of the Company’s invested assets before reserves for depreciation or bad debts or other similar non-cash reserves was approximately $223,900,000. The Company’s net income, as defined in the Advisory Agreement, for any period, for purposes of the 2%/25% Rule, is equal to our total revenue less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves for such period. Operating expenses include all expenses incurred by the Company under GAAP including the asset management fee), but excluding organization and offering expenses, selling commissions and dealer manager fee, interest payments, taxes, non-cash expenditures such as depreciation, amortization and bad debt reserves, the subordinated disposition fee, acquisition fees and expenses and distributions pursuant to Paladin Advisors’ subordinated participation interest in Paladin OP.

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On a quarterly basis, in accordance with the Advisory Agreement, the Company recognizes an expense for operating expenses paid on its behalf by Paladin Advisors when total expenses do not exceed the 2%/25% Rule. Additionally, Paladin Advisors must pay to the Company within 60 days after the end of each fiscal quarter for the 12 months then ended any expenses in excess of the 2%/25% Rule, unless a majority of the Company’s independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Such approved excess represents an unrecognized commitment and becomes payable by the Company at such time when the excess amount and amounts of future operating expenses are within the 2%/25% Rule. Within 60 days after the end of any Expense Period for which total operating expenses exceed the 2%/25% Rule, the Company will send its stockholders written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. However, at Paladin Advisors’ option, Paladin Advisors or its affiliate, as applicable, may defer the refund of expenses and elect to receive such payments, without interest, in any subsequent fiscal year that Paladin Advisors designates. As of March 31, 2012, there were no unrecognized commitments relating to unreimbursed excess operating expenses pursuant to the 2%/25% Rule.

During the Expense Period ended March 31, 2012, the Company’s general and administrative expenses, including expenses incurred on the Company’s behalf by Paladin Advisors and its affiliates, did not exceed the 2%/25% Rule. During the Expense Period ended March 31, 2012, $80,765 was paid by Paladin Advisors.

For the three months ended March 31, 2012, the Company recognized $428,621 of general and administrative expenses, including $15,831 paid on the Company’s behalf by Paladin Advisors in general and administrative expenses. In accordance with the Advisory Agreement, the Company recognizes on a quarterly basis amounts not exceeding the 2%/25% Rule.

Acquisition Fees. Pursuant to the terms of the Advisory Agreement, we pay Paladin Advisors acquisition fees in an amount equal to 1.5% of (1) the purchase price of a real property investment acquired directly; (2) our allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. Our allocable cost of a joint venture investment is equal to the product of (i) the amount actually paid or allocated to the purchase, development, construction or improvement of properties by the joint venture, inclusive of expenses related thereto, and the amount of outstanding debt associated with such properties and the joint venture, and (ii) our percentage economic interest in the joint venture.

During the three months ended March 31, 2012, we did not pay Paladin Advisors any acquisitions fees.

Asset Management Fees. Pursuant to the terms of the Advisory Agreement, we will pay Paladin Advisors on a monthly basis an asset management fee in an amount equal to one-twelfth of 0.6% of (1) the purchase price of a real property investment acquired directly; (2) our allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. Our allocable cost of a joint venture investment is calculated as set forth above under “Acquisition Fees.” Paladin Advisors may elect, in its sole discretion, to defer (without interest) payment of the asset management fee in any month by providing us written notice of such deferral.

For each of our existing properties from the respective dates of acquisition through the period that we own the properties, Paladin Advisors has elected to receive a monthly asset management fee equal to one-twelfth of 0.3% of our allocable cost of the real property acquired in these joint ventures. Paladin Advisors acknowledges that it has waived its right to receive any additional amounts due under the Advisory Agreement for such properties.

During the three months ended March 31, 2012, we paid Paladin Advisors $122,295 for asset management fees earned.

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Trends or Uncertainties

The commercial real estate debt markets have experienced continued volatility as a result of certain factors including the failure of large lending institutions, the placement of Fannie Mae and Freddie Mac into the conservatorship of the U.S. government, the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold collateralized mortgage backed securities in the market. This has resulted in lenders decreasing the availability of debt financing as well as increasing the cost of debt financing. As our existing debt is fixed rate debt, our current portfolio will not be materially impacted by the current debt market environment. However, should the reduced availability of debt and/or the increased cost of borrowings continue, either by increases in the index rates or by increases in lender spreads, we will need to consider such factors in the evaluation of future acquisitions. This may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution.

The state of the debt markets could also have an impact on the overall demand for real estate investments which may result in a decrease in the price or value of real estate assets. Although this may benefit us for future acquisitions, it could negatively impact the current value of our existing assets.

Beginning in the second half of 2011, the markets for certain classes of commercial property, including multifamily and office properties, saw general improvement in vacancy rates and pricing. However, high unemployment rates into the first quarter of 2012 present a continued risk of subdued demand. Although we have not thus far been materially adversely affected by the challenges confronting the commercial real estate markets, a muted recovery in the broad economy could limit revenue growth and negatively affect the results of our operations.

Our management is not aware of any other material trends or uncertainties that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of real property and real estate related investments.

Liquidity and Capital Resources

During the three months ended March 31, 2012, our sources of funds were:

•	proceeds, net of selling commissions and dealer manager fees, of $2,462,850 from the sale of 273,993 shares of our common stock in our Second Follow-On Offering; and

•	net operating income of $4,002,337 from our investments in real estate.

We consider net operating income to be an appropriate supplemental performance measure because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property, such as depreciation, interest expense, interest income and general and administrative expenses. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate investment community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. We believe that the line on our condensed consolidated statement of operations entitled “Net Loss Attributable to Company” is the most directly comparable GAAP measure to net operating income. The following table is a reconciliation of net operating income to our reported net loss attributable to us for the three months ended March 31, 2012:

	Three Months Ended
	March 31, 2012	March 31, 2011
Net operating income	$4,002,337	$2,787,302
Equity in earnings from real estate joint venture	—	28,151
Interest income	2,766	3,877
Depreciation and amortization expense	(1,643,531)	(1,208,977)
Interest expense, including amortization of deferred loan costs	(2,527,219)	(1,903,064)
General and administrative expenses	(428,621)	(332,837)
Noncontrolling interests	122,929	265,748
Acquisition costs	—	(347,653)
Net loss attributable to Company	$(471,339)	$(707,453)

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We are dependent upon the net proceeds to be received from our Second Follow-On Offering to conduct our proposed activities. The capital required to make additional real property investments and real estate related investments will be obtained from the Second Follow-On Offering and from any indebtedness that we may incur in connection with the acquisition of any real properties and real estate related investments thereafter. We anticipate our sources of funds will continue to consist of the net proceeds from the Second Follow-On Offering and indebtedness. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future.

Net cash provided by operating activities for the three months ended March 31, 2012 was $874,801 compared to net cash used in operating activities of $686,920 for the three months ended March 31, 2011.

Net cash used in investing activities for the three months ended March 31, 2012 was $300,905, which included $302,535 relating to expenditures for real estate and improvements partially offset by a decrease in restricted cash of $1,630. Net cash used in investing activities for the three months ended March 31, 2011 was $5,344,102, which included $5,364,530 relating to acquisitions of and expenditures for real estate and improvements partially offset by a decrease in restricted cash of $20,428.

Net cash provided by financing activities was $1,152,036 for the three months ended March 31, 2012 primarily related to $2,710,894 in proceeds from the issuance of shares of common stock in our Second Follow-On Offering and $319,932 decrease in due to affiliates partially offset primarily by $207,226 of payments on mortgage payable, $248,036 of selling commissions and dealer manager fees, $96,331 of offering costs, $572,025 of distributions paid, $501,704 of shares redeemed and $253,468 of distributions to noncontrolling interests. Net cash provided by financing activities was $6,828,645 for the three months ended March 31, 2011 primarily related to $3,819,408 in proceeds from the issuance of common shares in our First Follow-On Offering, $3,675,810 of borrowings from mortgages payable, $35,447 decrease in due to affiliates and $850,000 of contributions from noncontrolling interests offset primarily by $20,629 of payments on mortgages payable, $370,083 of shares redeemed, $378,744 of selling commissions and dealer manager fees, $126,306 of offering costs, $382,056 of distributions paid and $223,631 of distributions to noncontrolling interests.

Mortgages Payable

We have mortgage loans in an aggregate amount of $168,717,574 outstanding, incurred in connection with our acquisitions. These mortgages payable are described in detail in Note 4 to our condensed consolidated financial statements included herein.

Leverage Policy

Our charter provides that our independent directors must approve any borrowing in excess of 300% of the value of our net assets and the justification for such excess borrowing must be disclosed to our stockholders in our next quarterly report. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. As of March 31, 2012, our leverage did not exceed 300% of the value of our net assets.

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Distributions

We paid $1,072,143 in distributions during the three months ended March 31, 2012. Our board of directors has declared distributions for the periods listed below to stockholders of record as of the close of business each day during the applicable period and made on the dates listed below.

Of the $1,072,143 in distributions, $572,025 was paid in cash and $500,118 was paid through the distribution reinvestment plan in the form of additional shares issued.

Month	Annualized Rate Declared (1)	Date Paid	Total Distributions
December 1, 2011 to December 31, 2011	6.0%	January 17, 2012	$357,829
January 1, 2012 to January 31, 2012	6.0%	February 15, 2012	$366,145
February 1, 2012 to February 29, 2012	6.0%	March 15, 2012	$348,169

(1)	Distributions were declared in the amount of $0.0016438 per share per day, representing an annualized rate of return of 6.0% on an investment of $10.00 per share if paid each day over a 366-day period.

On February 22, 2012, our board of directors declared distributions for the month of March 2012 that totaled approximately $374,000 when paid on April 16, 2012. On March 26, 2012, our board of directors declared distributions for the month of April 2012 that will total approximately $367,000 when paid on May 15, 2012. On April 25, 2012, our board of directors declared distributions for the month of May 2012 that will total approximately $387,000 when paid on June 15, 2012.

	Distributions	Distributions Paid			Cash Flow	Funds from
Period	Declared	Cash	DRIP	Total	from Operations	Operations
Three months Ended March 31, 2012	$1,091,240	$572,025	$500,118	$1,072,143	$874,801	$633,049
Year Ended December 31, 2011	$3,750,262	$1,784,862	$1,750,485	$3,535,347	$236,501	$205,885
Inception through March 31, 2012	$13,694,417	$6,000,080	$6,956,648	$12,956,648	$3,256,336	$120,510

Paladin Advisors has paid expenses on our behalf, and Paladin Advisors has deferred the reimbursement of a portion of these expense payments and from time to time has deferred certain other fees owed to it. The repayment of these deferred expenses has impacted, and may continue to impact our ability to pay distributions from cash flow from operations or at all. During the three months ended March 31, 2012, in accordance with the Advisory Agreement, we reimbursed Paladin Advisors $375,122 of previously accrued general and administrative expenses. These reimbursements have reduced our cash flow provided by operating activities and therefore our ability to fund distributions therefrom.

For the three months ended March 31, 2012, Paladin Advisors and its affiliates had incurred on our behalf $15,831 in general and administrative expenses, of which we reimbursed Paladin Advisors $15,831 for such amounts.

We are reliant on Paladin Advisors to support our activities currently because of our small size. As we continue to grow by selling shares in our Second Follow-On Offering and by making additional investments, we expect to be able to finance our operations without advances from and deferrals of fees otherwise payable to Paladin Advisors; however, as described above, we may not be able to continue to pay distributions at the rate we currently pay or at all.

The amount of distributions to be distributed to our stockholders in the future will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions (including whether Paladin Advisors continues to pay expenses and/or defer reimbursement of expense payments or fees), our financial condition, capital expenditure requirements, annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code, and any limitations imposed by the terms of indebtedness we may incur and other factors.

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Our Performance—Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as Funds from Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net income or loss as defined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. On October 31, 2011, NAREIT issued updated guidance with respect to the definition of FFO and reiterated that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and impairment write-downs plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Prior to the October 31, 2011 issuance of the updated guidance, we included asset impairment write-downs in the definition of FFO. During the year ended December 31, 2011, management adjusted the way in which it determines depreciation attributable to non-controlling interests to be consistent with the method in which income is distributed to the controlling and non-controlling members, in accordance with the respective partnership agreements. As a result, FFO for the three months ended March 31, 2011 was increased by $173,279 to make those figures comparative to the current period.

The historical accounting convention used for real estate requires a straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Factors that impact FFO include non-cash GAAP income and expenses, one-time non-recurring costs, timing of acquisitions, yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. Furthermore, FFO should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions and should be reviewed in connection with other measures as an indication of our performance. Nonetheless, our FFO reporting complies with NAREIT’s policy described above.

Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-operating items included in FFO, as defined, such that management, investors and analysts have considered FFO to be insufficient as a singular financial performance measure. Thus, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the Investment Program Association, or IPA. As defined by the IPA, MFFO excludes from FFO the following items:

(1)	Acquisition fees and expenses;
(2)	Straight-line rent amounts, both income and expense;
(3)	Amortization of above or below market intangible lease assets and liabilities;
(4)	Amortization of discounts and premiums on debt investments;
(5)	Gains or losses from the early extinguishment of debt;

(6)	Gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations (unrealized gains and losses on hedges and foreign currency transactions, as well as any other cash flow adjustments, are adjustments made to net income in calculating cash flows provided by (used in) operating activities);

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(7)	Gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;
(8)	Gains or losses related to consolidation from, or deconsolidation to, equity accounting;
(9)	Gains or losses related to contingent purchase price adjustments; and
(10)	Adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We believe that MFFO, with these adjustments, is helpful in evaluating how our portfolio might perform after our acquisition stage and, as a result, may provide an indication of the sustainability of our distributions in the future. MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions. MFFO should be reviewed in connection with other GAAP measurements. As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations:

Acquisition costs: In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiates costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for these types of investments were capitalized; however, beginning in 2009, acquisition costs related to business combinations are expensed. We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of our real estate investments and is consistent with management’s analysis of the investing and operating performance of our properties.

In addition, all paid and accrued acquisition fees and expenses are characterized as operating expenses under GAAP and are included in the determination of net income and income from operations, both of which are performance measures under GAAP. Such acquisition fees and expenses are paid in cash and therefore will not be available to distribute to stockholders and may negatively impact our operating performance during the period in which properties are acquired and negatively impact the total return to stockholders, the potential for future distributions to stockholders and cash flows generated by us. Thus, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired.

An MFFO calculation that excludes acquisition costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have operating characteristics to ours. In the event there are no further proceeds from the sale of shares in an offering to fund future acquisition fees and expenses, such fees and expenses paid or reimbursed to our advisor will not be repaid to us and therefore we will need to pay such fees and expenses from either additional debt, earnings from our operations or operating cash flow, net proceeds from the sale of properties, or from ancillary cash flows.

The continued acquisition of properties, and the expenses incurred in connection with such acquisitions, is a key operational feature of our business plan to generate income from our operating activities and cash flow in order to make distributions to our stockholders.

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The following is the calculation of FFO for each of the three months ended March 31, 2012 and 2011.

	For the Three Months Ended
	March 31, 2012	March 31, 2011
Net loss	$(594,268)	$(971,603)
Less: Noncontrolling interests	122,929	265,748
Net loss attributable to Company	$(471,339)	$(705,855)
Net loss	$(594,268)	$(971,603)
Add:
Depreciation and amortization – consolidated entities	1,643,531	1,208,977
Depreciation and amortization—unconsolidated entities	—	10,646
FFO	1,049,263	248,020
Less: Noncontrolling interests	(416,214)	(60,091)
FFO attributable to Company	$633,049	$187,929
Other adjustments: Acquisition costs	—	197,076
MFFO	$633,049	$385,005
Net loss per share-basic	$(0.06)	$(0.14)
Net loss per share-diluted	$(0.06)	$(0.14)
FFO per share-basic	$0.09	$0.04
FFO per share-diluted	$0.09	$0.04
MFFO per share-basic	$0.09	$0.07
MFFO per share-diluted	$0.09	$0.07
Weighted average number of shares outstanding—basic	7,293,887	5,211,687
Weighted average number of shares outstanding—diluted	7,293,887	5,219,687

Off-Balance Sheet Arrangements

As of March 31, 2012 and December 31, 2011, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

No material changes to our exposure to market risk have occurred since our Annual Report on Form 10-K for the year ended December 31, 2011.

ITEM 4.	CONTROLS AND PROCEDURES.

As of March 31, 2012, management carried out, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended). Our disclosure controls and procedures are designed to provide reasonable assurance that information we are required to disclose in our reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in applicable rules and forms. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of March 31, 2012, our disclosure controls and procedures were effective.

There were no changes in our internal control over financial reporting that occurred during the quarter ended March 31, 2012 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

None.

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ITEM 1A.	RISK FACTORS.

There were no material changes in our Risk Factors as previously disclosed in Item 1A of our Form 10-K for the year ended December 31, 2011.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

On February 23, 2005, our Initial Offering (SEC File No. 333-113863) was declared effective and we commenced our efforts to raise up to 35,000,000 shares of our common stock in the primary offering for $10.00 per share and up to 3,500,000 shares of our common stock pursuant to our dividend reinvestment plan for $10.00 per share, aggregating up to $385,000,000. On July 28, 2008, we commenced our Follow-On Offering of up to 85,526,316 shares of common stock pursuant to a Registration Statement on Form S-11 (SEC File Nos. 333-146867 and 333-113863) which was declared effective by the SEC on July 28, 2008. The Follow-on Offering included up to 75,000,000 shares to be offered for sale at $10.00 per share in the primary offering and up to 10,526,316 shares to be offered for sale pursuant to our distribution reinvestment plan for $9.50 per share, aggregating up to $850,000,000. On January 24, 2012, our Second Follow-On Offering (SEC File No. 333-175741) was declared effective and we commenced our efforts to raise up to 65,000,000 shares of our common stock in the primary offering for $10.00 per share and up to 7,894,737 shares of our common stock pursuant to our distribution reinvestment plan for $9.50 per share, aggregating up to $725,000,000. As of March 31, 2012, we had sold 7,941,708 shares of common stock in the Offerings, raising gross proceeds of $78,687,887. From this amount, we have incurred $6,495,187 in selling commissions and dealer manager fees to our dealer managers and $10,749,464 in organization and offering costs (of which $2,368,588 has been recorded in our financial statements). As of March 31, 2012, we had net offering proceeds from the Offerings of $69,823,936. We used a combination of net offering proceeds and debt to purchase our interests in 14 properties, to pay $2,445,555 in acquisition or origination fees and $1,711,086 in asset management fees and to pay other operating expenses and fees. For more information regarding how we used our net offering proceeds through March 31, 2012, see our financial statements included in this report.

During the quarter ended March 31, 2012, we repurchased shares of our common stock as follows:

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid Per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plan or Program	(d) Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
January 1, 2012 to January 31, 2012	18,385	$9.30	18,385	(1)
February 1, 2012 to February 29, 2012	18,583	$9.30	18,583	(1)
March 1, 2012 to March 31, 2012	17,329	$9.30	17,329	(1)
Total	54,297		54,297

(1)	We adopted a share redemption program effective February 28, 2005, as amended effective as of August 28, 2008, June 6, 2009 and September 21, 2011. We fund redemption requests received during a quarter with proceeds received from our distribution reinvestment plan in the month following such quarter. If we do not receive sufficient funds in such month to fulfill all redemption requests from the previous quarter, the remaining amounts will be funded with proceeds received from the distribution reinvestment plan in the subsequent months. Subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (a) we will limit the number of shares redeemed pursuant to our share redemption program during any calendar year to no more than 5% of the weighted-average number of shares outstanding during the prior calendar year; and (b) funding for the redemption of shares will come exclusively from the proceeds we receive from the sale of shares under our distribution reinvestment plan, except for minimum account redemptions as described below.

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ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	MINE SAFETY DISCLOSURES.

 None.

ITEM 5.	OTHER INFORMATION.

None.

ITEM 6.	EXHIBITS.

3.1	Second Articles of Amendment and Restatement of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 28, 2008 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to Post-Effective Amendment No. 5 on April 6, 2007 and incorporated herein by reference).

3.3	Amendment No. 1 to Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on March 28, 2008 and incorporated herein by reference).

31.1	Section 302 Certification of Principal Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002.

31.2	Section 302 Certification of Principal Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002.

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of Sarbanes-Oxley Act of 2002.

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of Sarbanes-Oxley Act of 2002.

*101.INS	XBRL Instance Document

*101.SCH	XBRL Taxonomy Extension Schema Document

*101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

*101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

*101.LAB	XBRL Taxonomy Extension Labels Linkbase Document

*101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Pursuant to Rule 406T of SEC Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under these sections.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

May 15, 2012	By:	/s/ James R. Worms
James R. Worms
President and Chief Executive Officer
(Principal Executive Officer)

May 15, 2012	By:	/s/ John A. Gerson
John A. Gerson Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

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